                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

                                  by and among

                            Scholastic Brands, Inc.,
                      (formerly known as Class Rings, Inc.)

                                    as Buyer

                                       and

                           Town & Country Corporation,
                           L.G. Balfour Company, Inc.
                                   as Sellers
                                       and
       (solely for purposes of Articles X and XI hereof) Gold Lance, Inc.,

                                November 21, 1996

                                TABLE OF CONTENTS

                                    ARTICLE I

                       TRANSFER OF ASSETS AND LIABILITIES

1.1  Purchase of Sellers' Assets............................................   2
1.2  Assumed Liabilities....................................................   5
1.3  Excluded Liabilities...................................................   5
1.4  Purchase Price.........................................................   6
1.5  Determination of Adjusted Working Capital and Reconciliation
     of Purchased Gold......................................................   7
1.6  Payment of Adjusted Purchase Price and Reconciliation of
     Gold Payment...........................................................   9
1.8  Allocation of Purchase Price...........................................  11
1.9  Prorations.............................................................  11

                                   ARTICLE II

                                     CLOSING

2.1  The Closing............................................................  13
2.2  Deliveries by Sellers..................................................  13
2.3  Deliveries by Buyer....................................................  15
2.4  Other Deliveries.......................................................  16

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1  Corporate Organization.................................................  16
3.2  Authorization..........................................................  16
3.3  No Violations; No Consents or Approvals Required.......................  17
3.4  Financial Statements...................................................  17
3.5  Absence of Undisclosed Liabilities.....................................  18
3.6  Absence of Certain Changes.............................................  19
3.7  Title to Properties and Related Matters................................  19
3.8  Intellectual Property..................................................  20
3.9  Litigation.............................................................  20
3.10 Compliance with Applicable Law.........................................  20
3.11 Brokers and Finders....................................................  21
3.12 Powers of Attorney.....................................................  21
3.13 Labor and Employment...................................................  21
3.14 Employee Benefits......................................................  21
3.15 Asset Maintenance......................................................  22
3.16 Contracts..............................................................  23
3.17 Environmental..........................................................  23


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3.18 Taxes..................................................................  24
3.19 Accounts Payable.......................................................  25
3.20 Customers and Suppliers................................................  25
3.21 Inventory..............................................................  25
3.22 Accounts Receivable....................................................  26
3.23 Real Property..........................................................  26
3.24 Assets Constituting the Business.......................................  26
3.25 Cost Savings Assumptions...............................................  27
3.27 Shareholder Vote.......................................................  27
3.28 Related Party Transactions.............................................  27
3.29 SEC Documents..........................................................  27
3.30 Gold...................................................................  28
3.31 Consolidation of Graphics Plants.......................................  28
3.32 Full Disclosure........................................................  28

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

4.1  Corporate Organization.................................................  28
4.2  Authorization..........................................................  29
4.3  No Violations, No Consents or Approvals Required.......................  29
4.5  Brokers and Finders....................................................  29
4.6  Financing..............................................................  30
4.7  Litigation Affecting Buyer.............................................  30

                                    ARTICLE V

                                    COVENANTS

5.1  Conduct of the Business Pending the Closing............................  30
5.2  Access to Information..................................................  31
5.3  Cooperation............................................................  33
5.4  Public Announcements...................................................  33
5.5  Hart-Scott-Rodino Filing...............................................  34
5.6  Post Closing Confidentiality...........................................  34
5.7  Environmental Assessment...............................................  34
5.8  Temporary Leases and Subleases.........................................  35
5.9  CJC Agreement..........................................................  35
5.10 Update of Schedules....................................................  35
5.11 Audit; Delivery of Financial Statements................................  36
5.12 Non-Competition........................................................  36
5.13 Dallas Graphics Plant..................................................  37


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

                                   ARTICLE VI

            PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

6.1  Personnel..............................................................  38
6.2  401 (k) Plan...........................................................  38
6.3  Other Seller Welfare Benefit Plans.....................................  39
6.4  Limitations............................................................  40
6.5  Vacation...............................................................  40
6.6  Payroll Issues.........................................................  40
6.7  Worker Adjustment and Retraining Notification Act......................  40
6.8  Employee Rights........................................................  40

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

7.1  General Conditions.....................................................  41
7.2  Conditions to Obligations of Sellers...................................  41
7.3  Conditions to Obligations of Buyer.....................................  42

                                  ARTICLE VIII

                                   TERMINATION

8.1  Termination............................................................  42
8.2  Notice of Termination..................................................  43
8.3  Effect of Termination..................................................  43

                                   ARTICLE IX

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION

9.1  Survival...............................................................  43
9.2  Indemnification by Seller..............................................  44
9.3  Indemnification by Buyer...............................................  44
9.4  Limitation of Liability................................................  44
9.5  Notice and Right to Defend.............................................  45
9.6  Remedies Exclusive.....................................................  45

                                    ARTICLE X

                              ADDITIONAL COVENANTS

10.1  No Disposition........................................................  46
10.2  Employees.............................................................  46
10.3  Non-Compete...........................................................  46


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

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1  Expenses, Taxes.......................................................  46
11.2  Further Assurances....................................................  47
11.3  Notices...............................................................  47
11.4  Headings; Interpretation..............................................  48
11.5  Applicable Law........................................................  48
11.6  Successors and Assigns................................................  48
11.7  Counterparts..........................................................  48
11.8  Entire Agreement......................................................  48
11.9  Severability..........................................................  48
11.10 Bulk Sales Laws.......................................................  49
11.11 Amendment.............................................................  49
11.12 Waiver................................................................  49

EXHIBITS

      Exhibit "A"   -   Allocation of Purchase Price
      Exhibit "B"   -   Sublease Terms
      Exhibit "C"   -   Lease Terms
      Exhibit "D"   -   Escrow Term Sheet

SCHEDULES

      Schedule 1.1(a)           Statement of Purchased Accounts
      Schedule 1.1(a)(ii)       Excluded Inventory
      Schedule 1.1(a)(iv)       Trademarks, Tradenames, Service Marks, Etc.
      Schedule 1.1(a)(xii)      Sales Office Leases
      Schedule 1.1(c)(ii)(a)    Owned Property
      Schedule 1.1(c)(ii)(b)    Leased Property
      Schedule 1.1(c)(ii)(c)    Other Owned Property
      Schedule 1.1(c)(viii)     Excluded Machinery and Equipment
      Schedule 1.4(a)           Base Working Capital Statement
      Schedule 1.4(b)           Operating Liabilities
      Schedule 1.7              One Time Expenses
      Schedule 3.1(a)           Jurisdiction of Incorporation
      Schedule 3.3              No Violations, No Consents or Approvals Required
      Schedule 3.4(a)           Audited Financial Statements
      Schedule 3.4(b)           Business Financial Statements
      Schedule 3.4(c)           Balance Sheet
      Schedule 3.4(d)           Methodology
      Schedule 3.5              Material Liabilities or Obligations
      Schedule 3.6              Absence of Certain Changes
      Schedule 3.6(g)           New Bonus and Incentive Plans
      Schedule 3.7              Proceedings; Liens
      Schedule 3.8              Intellectual Property
      Schedule 3.9              Litigation
      Schedule 3.10             Compliance
      Schedule 3.12             Powers of Attorney
      Schedule 3.13             Labor and Employment
      Schedule 3.14             Employment Benefits
      Schedule 3.15             Asset Maintenance
      Schedule 3.16(a)          Defaults Under Contracts
      Schedule 3.16(b)          Contracts
      Schedule 3.17             Environmental Compliance
      Schedule 3.23             Defects in Leasehold Title
      Schedule 3.25             Projected Cost Savings
      Schedule 3.28             Related Party Transactions
      Schedule 5.1(b)           Capital Expenditures
      Schedule 5.1(c)           Disposition of Capital Assets
      Schedule 5.5              FTC Order


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      Schedule 6.1              Transferred Employees
      Schedule 6.3(d)           Post-Retirement Benefits
      Schedule 6.3(e)           Special Severance Obligations
      Schedule 6.5              Business Vacation Policy

                              INDEX OF DEFINITIONS

Definitions                                                              Section
-----------                                                              -------
Accountants...............................................................1.5(d)
Adjusted Working Capital..................................................1.4(a)
Agreement...............................................................Preamble
Assets....................................................................1.1(b)
Assumed Liabilities..........................................................1.2
Assumption Agreement......................................................2.3(c)
Audited Financial Statements..............................................3.4(a)
Balance Sheet.............................................................3.4(c)
Balfour.................................................................Preamble
Base Working Capital Statement............................................1.4(a)
Bills of Sale.............................................................2.2(a)
Business................................................................Preamble
Business Financial Statements.............................................3.4(b)
Business Vacation Policy.....................................................6.5
Buyer...................................................................Preamble
Buyer 401(k) Plan.........................................................6.2(a)
Buyer Agreements.............................................................4.2
Buyer Medical Plans.......................................................6.3(c)
Buyer Welfare Plan........................................................6.3(a)
Buyer's Business..........................................................1.7(e)
CAA......................................................................3.17(a)
CERCLA...................................................................3.17(a)
CHP II..................................................................Preamble
CJC.......................................................................7.1(c)
CJC Agreement.............................................................7.1(c)
Closing......................................................................2.1
Closing Date..........................................................1.1(c)(iv)
Code.....................................................................3.14(a)
Consigned Gold........................................................1.1(a)(ii)
Consultation Period..........................................................5.7
Contracts............................................................1.1(a)(iii)
Current Assets............................................................1.4(a)
Current Liabilities.......................................................1.4(a)
CWA......................................................................3.17(a)
Damages......................................................................9.2
Determination Period......................................................1.7(a)
EBITDA....................................................................1.7(b)
Employees....................................................................6.1
Environmental Claim......................................................3.17(a)
Environmental Laws.......................................................3.17(a)

Definitions                                                              Section
-----------                                                              -------
Environmental Liabilities................................................3.17(a)
Equipment..............................................................1.1(a)(i)
ERISA....................................................................3.14(c)
ERISA Affiliate..........................................................3.14(a)
ESA..........................................................................5.7
Escrow Agent..............................................................1.4(a)
Escrow Agreement..........................................................1.4(a)
Estimated Consigned Gold Purchase Price...................................1.4(b)
Estimated Cost Savings......................................................3.25
Estimated Working Capital.................................................1.4(a)
Excluded Assets...........................................................1.1(c)
Excluded Liabilities.........................................................1.3
Exercise Date.............................................................1.7(b)
Financing Equity..........................................................1.4(a)
FTC Interim Agreement...................................................Preamble
FTC Final Order.........................................................Preamble
FTC Preliminary Order...................................................Preamble
GAAP......................................................................1.7(b)
Gold Certificate..........................................................1.5(a)
Gold Lance..............................................................Preamble
Hazardous Materials.........................................................3.17
HSR Act......................................................................3.3
Intellectual Property.................................................1.1(a)(iv)
Kentucky Lease............................................................1.1(b)
Kentucky Property.........................................................1.1(b)
Leased Property.......................................................1.1(c)(ii)
Leases....................................................................2.2(m)
Liens........................................................................3.7
Management Options........................................................1.4(a)
Non-SR Gold Amount........................................................1.4(b)
Non-SR Gold Certificate...................................................1.5(a)
Option Agreement..........................................................2.2(l)
OSHA........................................................................3.13
Owned Property........................................................1.1(c)(ii)
Permits..............................................................1.1(a)(vii)
Proposed Amendments..........................................................5.9
Purchase Price............................................................1.4(a)
Purchased Gold............................................................1.5(a)
RCRA.....................................................................3.17(a)
Real Property.........................................................1.1(c)(ii)
Release.....................................................................3.17
Relevant Group...........................................................3.18(c)
Sales Office Leases...................................................1.1(a)(ii)

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Definitions                                                              Section
-----------                                                              -------
Sales Office Property.................................................1.1(a)(ii)
Schedule 3.4(d) Methodology...............................................3.4(d)
SEC.......................................................................3.4(b)
SEC Documents...............................................................3.29
Securities Act..............................................................3.29
Sellers.................................................................Preamble
Seller Agreements............................................................3.2
Seller 401(k) Plan........................................................6.2(b)
Seller Welfare Plans......................................................6.3(a)
SR Gold Amount............................................................1.4(b)
SR Gold Certificate.......................................................1.5(b)
Statement of Net Working Capital..........................................1.5(a)
Statement of Purchased Amounts........................................1.1(a)(ii)
Subleases.................................................................2.2(g)
Survival Period..............................................................9.1
T&C.....................................................................Preamble
Tax......................................................................3.18(c)
Tax Returns..............................................................3.18(c)
Transferred Employees.....................................................6.1(a)

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

      This Amended and Restated Asset Purchase Agreement, dated as of November 21, 1996 (as so amended, this "Agreement"), is by and among Scholastic Brands, Inc. (formerly known as "Class Rings, Inc."), a Delaware corporation ("Buyer"), Town & Country Corporation, a Massachusetts corporation ("T&C"), L.G. Balfour Company, Inc., a Delaware corporation and a wholly-owned subsidiary of T&C ("Balfour" and together with T&C sometimes hereinafter referred to collectively as the "Sellers" and individually as a "Seller"), and for purposes of Articles X and XI hereof, Gold Lance, Inc., a Massachusetts corporation and a wholly-owned subsidiary of T&C ("Gold Lance").

      WHEREAS, on May 20, 1996, the parties hereto entered into an Asset Purchase Agreement (the "Original Agreement"), which provided for the sale to Buyer by Sellers and Gold Lance of substantially all of the assets of Balfour and Gold Lance, subject to certain liabilities, upon the terms and conditions set forth herein; and

      WHEREAS, T&C, Buyer and Castle Harlan Partners II L.P., Buyer's sole stockholder ("CHP II"), have executed an Agreement Containing Consent Order with the Federal Trade Commission (the "FTC Preliminary Order"), pursuant to which, among other things (i) Buyer and CHP II have agreed not to acquire from T&C, and T&C has agreed not to sell to Buyer or CHP II, any interests in or assets of T&C or Gold Lance other than assets of or used in the business by, Balfour and (ii) Buyer and CHP II have agreed not to sell to T&C, and T&C has agreed not to acquire from Buyer or CHP II, any interests in or assets of Buyer; and

      WHEREAS, on September 6, 1996, the parties hereto entered into an Interim Agreement with the Federal Trade Commission (the "FTC Interim Agreement"), which provides that Buyer, CHP II and T&C agree to be bound by the terms of the FTC Preliminary Order as if it were final (as finally issued by the Federal Trade Commission, the "FTC Final Order"); and

      WHEREAS, in connection with the FTC Interim Agreement and the FTC Preliminary Order, the parties hereto have agreed to amend the Original Agreement in accordance with the terms of Section 10.11 thereof to provide that
(i) Sellers will sell to Buyer, and Buyer will purchase from Sellers, substantially all of the assets of Sellers used in or associated with the class ring, graduation graphics products, sports memorabilia, specialty commemorative rings, pins and other devices, all as related to the scholastic, sports, recognition and logo products businesses of Sellers, all as currently conducted by Balfour, including, without limitation, substantially all of the assets of Balfour and certain related assets of T&C (the "Business") and (ii) Buyer will assume certain specified liabilities of Sellers associated with the Business, all upon the terms and subject to the conditions set forth in this Agreement.

      In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                       TRANSFER OF ASSETS AND LIABILITIES

      1.1 Purchase of Sellers' Assets.

            (a) Except as provided in Section 1.1(c) below and subject to the terms and conditions of this Agreement, Balfour shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase, acquire, assume and accept from Balfour, all of the following properties, assets, rights, claims and contracts associated with or used or held by Balfour for use in the operation of the Business (the "Balfour Assets"):

                  (i) all machinery, motor vehicles, equipment, molds, dies and all other tangible personal property used or held for use in the Business as of the date hereof, wherever located, plus additions or minus deletions thereto since the date hereof made in the ordinary course of business (all of the foregoing in this Section 1.1(a)(i) shall collectively be referred to herein as the "Equipment");

                  (ii) all inventories of gold, silver and other raw materials, supplies, work in process, packaging supplies, samples, finished goods, goods on consignment or memo goods and other inventories used or held for use in the Business, including all inventory reflected on the statement, dated as of January 28, 1996, of assets being purchased and liabilities being assumed hereunder, a copy of which is set forth on Schedule 1.1(a) hereto (the "Statement of Purchased Accounts"), plus additions or minus deletions thereto
(x) since the date of the Statement of Purchased Accounts made in the ordinary course of business or (y) as set forth on Schedule 1.1(a)(ii) hereof; and including, without limitation, all gold on consignment to Balfour for use in or held for use in the Business (the "Consigned Gold");

                  (iii) all rights in and under contracts (including any non-competition agreements), leases of personal property, licenses, or other arrangements, purchase and sale orders and other agreements related to the ownership or operation of the Assets or the Business (the "Contracts"), to the extent transferable;

                  (iv) all trademarks, tradenames, service marks, copyrights, patents and all registrations and applications for registrations of any of the foregoing that are related to or used or held for use in the Business, all of which are specifically identified in Schedule 1.1(a)(iv) hereto, and all inventions, trade secrets, know-how, formula and designs related to the Business, including the goodwill associated with the foregoing, and all rights and remedies against any infringement thereof (all of the foregoing referred to as the "Intellectual Property");

                  (v) all accounts and notes receivable arising from the operation of the Business, including accounts for goods and services but excluding those accounts and notes receivable arising from or constituting intercompany loans and advances (the "Intercompany Accounts");

                  (vi) all computer equipment and computer programs (to the extent transferable) and documentation used in the Business;

                  (vii) all franchises, licenses, permits or other rights granted by governmental authorities and all certificates of convenience or necessity, easements, consents, grants, rights to emission credits and other rights of every character whatsoever that are used for the lawful ownership or operation of the Assets or the Business (collectively, the "Permits"), to the extent transferable;

                  (viii) all plans or designs for jewelry products at any time used in or produced or designed for use in or currently in process at or currently planned in connection with the Business;

                  (ix) all books of account, records, files and invoices used in or associated with the Business, including but not limited to all production data, equipment maintenance data, employee files, accounting records, inventory records, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, reference catalogs and any other records and data used in connection with the Business;

                  (x) all rights under express or implied warranties from suppliers of the Business (to the extent transferable in accordance with applicable law) except warranties related to Excluded Liabilities (as defined below);

                  (xi) all cash received on or after the Closing Date, whether received as cash, check, wire transfer, deposits to any lock boxes of any Seller or otherwise, attributable to or arising from the activities or operations of the Business;

                  (xii) all of Balfour's rights and interests in the leases of real property (the "Sales Office Property") listed on Schedule 1(a)(xii) hereto, and all renewals and replacements thereof (collectively, the "Sales Office Leases"); and

                  (xiii) all other properties, assets, rights, claims and contracts (other than the Excluded Assets, as defined below) relating to the Assets or used or usable in the conduct of the Business, including, without limitation, the goodwill related to the Business.

            (b) Subject to the terms and conditions of this Agreement, T&C shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase, acquire, assume and accept from T&C, all of the properties, assets, rights, claims and contracts associated with or used or held by T&C for use in the operation of the Business (the "T&C Assets", and together with the Balfour Assets, the "Assets"), including without limitation, all of T&C's right and interest in and to the lease of the facility located on property in Louisville, Kentucky (the "Kentucky Property") dated August 3, 1995, between T&C, as lessee, and Riverport Commerce Center, Inc., as lessor (the "Kentucky Lease").

            (c) Notwithstanding anything to the contrary contained herein, the Assets shall exclude the following (the "Excluded Assets"):

                  (i) cash and cash equivalents, bank accounts, lock boxes and other similar accounts and marketable securities, other than as set forth in
Section 1.1(b)(xi) above;

                  (ii) all real property owned by Sellers and all interests in real property held by Sellers, including, without limitation (a) the real property owned by Sellers listed on Schedule 1.1(c)(ii)(a) attached hereto (the "Owned Property") and (b) the real property leased by Sellers listed on Schedule 1.1(c)(ii)(b) attached hereto (the "Leased Property" and together with the Owned Property, the Sales Office Property and the Kentucky Property, the "Real Property"), other than the Kentucky Lease and the Sales Office Leases, and (c) the other real property owned by Sellers as listed on Schedule 1.1(c)(ii)(c);

                  (iii) any insurance policies relating to the Assets or the Business including premium adjustments, retrospective rating adjustments and prepaid insurance premiums;

                  (iv) the Permits and the Contracts, to the extent such Permits or Contracts (other than any contracts that require only the payment of money not in excess of $1,250 per month and that are terminable at will by either party thereto, without premium or penalty or any payment of any kind, on not more than 30 days' prior notice ("Immaterial Contracts")) are not transferable or consents required to permit the transfer thereof have not been obtained by the date of the Closing (the "Closing Date"), or Buyer is not otherwise obtaining substantially equivalent benefits for the Business thereunder;

                  (v) all claims, and all deposits on account of claims, for refunds of taxes and other government charges or assessments arising from or pertaining to periods, activities, operations or events occurring prior to the Closing Date relating to Sellers, other than to the extent such claims or deposits are related to or arise out of an Assumed Liability;

                  (vi) the capital stock of each Seller and the corporate seals, minute books, stock ledgers or other books and records pertaining to the organization, issuance of stock and capitalization of the Sellers (except that Buyer shall have reasonable access to such of the foregoing relating to the Business);

                  (vii) all claims against third parties related exclusively to Excluded Liabilities (as defined below) or Excluded Assets; and

                  (viii) all machinery, motor vehicles and other equipment set forth on Schedule 1.1(c)(viii) hereto.

            (d) The title to, possession of and risk of loss, destruction or damage with respect to the Assets shall pass to Buyer as of the time of Closing; provided, however, that this Section 1.1 shall not diminish, limit or otherwise impair in any manner Buyer's or Sellers' rights under the other provisions of this Agreement or the instruments, agreements, certificates and documents to be executed and delivered in connection herewith that apportion liability between the parties with respect to events, occurrences, omissions or other matters arising or occurring during specific periods.

      1.2 Assumed Liabilities.

            As partial consideration for the purchase of the Assets and the Business, at the Closing Buyer shall assume and agree thereafter to perform when due and discharge only the following debts, obligations and liabilities of Sellers relating to the Business or the Assets, whether known, unknown, fixed, contingent, or otherwise (the "Assumed Liabilities"):

            (a) those liabilities, obligations, costs and expenses of Balfour which relate to or arise out of the performance of the Contracts and Permits on or after the Closing Date and those liabilities, obligations, costs and expenses of T&C under the Kentucky Lease on or after the Closing Date, in each case, (x) to the extent that such Contracts (in the case of Contracts other than Immaterial Contracts), Permits, the Kentucky Lease and the Sales Office Leases are assigned to Buyer hereunder in compliance with any required consents of other parties or consents or approvals of governmental authorities or (y) to the extent Buyer is otherwise obtaining substantially equivalent benefits for the Business thereunder;

            (b) the accounts payable and other liabilities of Balfour included as categories on the Statement of Purchased Accounts and liabilities as incurred in the ordinary course thereafter other than Intercompany Accounts to the extent: (x) included in the determination of Adjusted Working Capital pursuant to Section 1.5 or (y) as Buyer may, at its sole discretion, hereafter consent in writing with Sellers;

            (c) those obligations to employees expressly to be assumed by Buyer under Article VI of this Agreement;

            (d) the obligations of Balfour to honor cash discounts, dating terms and prepaid orders to the extent included in the accounts receivable of the Business outstanding as of the Closing Date;

            (e) the obligations of Balfour incurred in the ordinary course of the Business as a bailee to hold, store or retain finished goods located at any facility of the Business for customers who have previously purchased such goods;

            (f) warranty obligations of Balfour arising out of sales by the Business prior to the Closing Date; and

            (g) those liabilities, obligations, costs and expenses to the extent that they arise out of or relate to the operation of the Business after the Closing Date (including, without limitation, Environmental Liabilities) (other than the Excluded Liabilities, as defined below).

      1.3 Excluded Liabilities. Sellers shall retain all debts, liabilities, obligations and commitments (collectively, the "Excluded Liabilities") arising out of or related to (i) the Assets or the Business on or prior to the Closing Date, including, without limitation, all Environmental Liabilities, Intercompany Accounts, all obligations under Sellers' consignment and other financing arrangements, all obligations to employees of Balfour under the Sellers' incentive compensation or bonus plans, and all claims, actions, suits, proceedings or investigations against or affecting any Seller (regardless of when a claim therefore is asserted) or (ii) the operations of the businesses of Sellers from and after the Closing Date (including, without limitation, Environmental Liabilities), in each case, other than the Assumed Liabilities.

      1.4 Purchase Price.

            (a) Subject to adjustment in accordance with this Section 1.4 and Sections 1.5 and 1.6 below, the aggregate purchase price (the "Purchase Price") payable to Sellers in consideration for the Assets (other than gold, which shall be purchased pursuant to subsection 1.4(b) below) and the Business (in addition to the assumption of the Assumed Liabilities) shall be an aggregate amount in cash equal to the sum of (x) $23,137,586 [such amount being derived as follows:
$44,000,000 less the net amount contained in the statement of working capital as at January 28, 1996 as set forth on Schedule 1.4(a) (the "Base Working Capital Statement")] plus (y) the Adjusted Working Capital (as defined below) plus (z) the aggregate amount on account of those certain operating liabilities set forth on Schedule 1.4(b) hereof. Buyer will pay the Purchase Price at Closing as follows:

            (i) by wire transfer in immediately available funds to an account designated by Sellers (in accordance with the allocation determined pursuant to Section 1.8(b) hereof), an amount equal to the sum of (x) $9,137,586 plus (y) Sellers' good faith estimate of the Adjusted Working Capital (the "Estimated Working Capital"), which estimate shall be set forth in writing and shall be delivered to Buyer not less than three (3) business days prior to the Closing Date plus (z) the aggregate amount on account of those certain liabilities set forth on Schedule 1.4(b) hereof; and

            (ii) to an escrow agent (the "Escrow Agent") by wire transfer in immediately available funds to an account designated by the Escrow Agent, an amount equal to $14,000,000 to be held by the Escrow Agent pending receipt of the FTC Final Order, pursuant to the terms of an escrow agreement incorporating the terms set forth on Exhibit D hereof (the "Escrow Agreement") to be entered into on the Closing Date among Sellers, Buyer and the Escrow Agent.

            Sellers shall have no liability to Buyer if the FTC Final Order differs from the FTC Preliminary Order except to the extent of a reduction in the Purchase Price payable pursuant to this Subsection 1.4(a) (and the right to receive an amount equal to such reduction from the Escrow Fund held by the Escrow Agent), except to the extent that Sellers would otherwise be liable to Buyer in connection therewith or on account thereof pursuant to any other provision of this Agreement without regard to the limitation in the first clause of this sentence.

            "Adjusted Working Capital" means Current Assets of the Business less Current Liabilities of the Business, each as of the Closing Date. For purposes of the foregoing, "Current Assets" shall include only (i) accounts receivable,
(ii) inventory (other than gold) to be valued at the lower of market or FIFO cost, (iii) prepaid expenses (but excluding prepaid insurance) and (iv) monies on deposit with others, in each case to the extent comprising those general ledger accounts listed on the Base Working Capital Statement and constituting the Assets being purchased hereunder. For purposes of the foregoing, "Current Liabilities" shall include only (i) accounts payable and
(ii) accrued expenses, in each case to the extent comprising those general ledger accounts listed on the Base Working Capital Statement and constituting Assumed Liabilities hereunder.

            (b) In addition, at the Closing, Buyer or its lenders shall purchase from Balfour or the Sellers' lenders all of Balfour's gold (including the Consigned Gold) at a cash purchase price per troy ounce equal to the price announced at the second London gold fixing for the Closing Date (the "Gold Price") or, at the option of the Buyer, by the delivery of an equal number of troy ounces of gold. Sellers shall prepare and deliver to Buyer not less than three (3) business days prior to the Closing Date a certificate containing its estimate of the number of troy ounces of gold to be transferred to Buyer at the Closing on the Closing Date (the "Estimated Gold Certificate"), which Estimated Gold Certificate shall include estimates of (i) the aggregate number of troy ounces of gold held by sales representatives of the Business (the "SR Gold Amount") and (ii) the aggregate number of troy ounces of gold held for the account of the Business and in Balfour's possession (the "Non-SR Gold Amount"). In connection therewith, not later than seven business days prior to the scheduled Closing Date, Sellers shall forward confirmation letters to all sales representatives of the Business, the form and substance of which shall be reasonably satisfactory to Buyer, asking each such representative to confirm the type and number of units of the inventory of gold of the Business in the possession of such representative as of the Closing Date and requesting that such letters be promptly forwarded to Buyer's independent accountants, which shall promptly forward copies of such letters to Buyer and Sellers upon receipt thereof. Buyers shall reconcile such confirmation letters with the books and records of the Business in accordance with the procedures set forth in Section
1.5 below. For all purposes hereof, "gold" shall mean fine gold having a fineness of not less than .9995, regardless of its form.

      1.5 Determination of Adjusted Working Capital and Reconciliation of Purchased Gold.

            (a) As promptly as practical after the Closing Date, and in any event no later than forty-five (45) days thereafter (in the case of the Statement of Net Working Capital and the Non-SR Gold Certificate referred to below) and ninety (90) days thereafter (in the case of the SR Gold Certificate referred to below), Buyer shall prepare and deliver to Sellers an unaudited statement of working capital with respect to the Business as of the Closing Date (the "Statement of Net Working Capital"), showing the Adjusted Working Capital, which shall have been prepared by Buyer in a manner consistent with the principles used in the preparation of the Base Working Capital Statement (except with respect to inventory, which shall be subject to a physical inventory, as described herein), together with a certificate (the "Non-SR Gold Certificate") setting forth the aggregate number of troy ounces of the Non-SR Gold Amount actually transferred to Buyer or its lenders on the Closing Date. In connection with the foregoing, a physical inventory of all of the Business' inventory including, without limitation, a physical inventory of all gold, shall be taken as of, and completed on, the Closing Date. Buyer and Sellers may consult with Buyer's independent accountants, who will establish the procedures to be followed in connection with the physical inventory. If within twenty (20) business days following the date hereof, the parties hereto do not agree as to such procedures, such disagreement shall be submitted for resolution to the independent public accounting firm of Price Waterhouse (or, if Price Waterhouse is not then independent of Buyer or any Seller, such other "Big 6" accounting firm that is independent of Buyer and Sellers as Buyer and Sellers shall jointly select), which, upon consultation with the parties hereto, shall promptly establish the procedures for such physical inventory. Such accountants' procedures for the physical inventory shall be set forth in a written statement delivered to Sellers and Buyer, and shall be final, conclusive and binding on Sellers and Buyer.

            The facilities of the Business at which gold is located shall be closed during the taking of the physical inventory of such gold, which for these purposes shall only include the physical counting of such gold and not the calculations or computations thereof. Sellers shall be allowed to have a representative present for the taking of such inventories (wherever performed), receive a copy of the physical inventory listing and, subject to the consent of any accountants as may be assisting Buyer in performing such inventories, receive copies of all reports and analyses generated therefrom.

            (b) As promptly as practical following their receipt of same, Buyer shall compare the responses of the sale representatives of the Business to the confirmation letters described in Section 1.4(b) hereof with the information contained in the books and records of the Business in order to reconcile the SR Gold Amount set forth on the Estimated Gold Certificate with the SR Gold Amount derived from the confirmation letters. To the extent that, based on such reconciliation to the books and records of the Company and such other investigations as Buyer, in its sole discretion, shall deem necessary, Buyer determines that a sales representative has underreported the amount of gold held by it, Buyer shall bill such representative for such amount. If any such sales representative fails to pay such amount within 30 days after delivery of Buyer's bill than Buyer may offset the amount of such shortage against any monies owed by Buyer to such representative. No later than the ninetieth (90th) day following the Closing Date, Buyer shall deliver to Sellers a certificate (the "SR Gold Certificates" and together with the Non-SR Gold Certificate, the "Gold Certificates") setting forth the aggregate number of troy ounces of the SR Gold Amount confirmed by Buyer as held by the sales representatives on the Closing Date and providing a list of discrepancies in the SR Gold Amount broken down by each sales representative of the Business.

            (c) After delivery to Sellers of the Statement of Net Working Capital and each Gold Certificate, Sellers and their independent accountants shall be afforded, at the Sellers' expense, the opportunity to review and inspect any workpapers prepared by Buyer or its independent accountants (subject to the consent of such accountants) relating to the preparation of the Statement of Net Working Capital and such Gold Certificates and to consult with Buyer and its independent accountants, if necessary, regarding the methods used in the preparation of the Statement of Net Working Capital or such Gold Certificates.

            (d) The Adjusted Working Capital as shown on the Statement of Net Working Capital and the matters set forth on each Gold Certificate, in each case as prepared by Buyer shall be final, conclusive and binding for purposes of this Agreement, unless Sellers shall give written notice of disagreement therewith within twenty (20) business days following receipt of the Statement of Net Working Capital or such Gold Certificate, specifying in reasonable detail the nature and extent of such disagreement; provided, however, that Sellers shall not be permitted to give notice of disagreement with respect to the Statement of Net Working Capital prepared by Buyer unless the amount in dispute exceeds One Hundred Thousand ($100,000) Dollars.

            (e) If within twenty (20) business days following receipt by Buyer of a notice of the type referred to in subsection (d) above, Sellers and Buyer are unable to resolve any disagreement with respect to the Statement of Net Working Capital, the Non-SR Gold Certificate or the SR Gold Certificate, the disagreement shall be submitted for resolution to the independent public accounting firm of Price Waterhouse (or, if Price Waterhouse is not then independent of Buyer or any Seller, such other "Big 6" accounting firm which is independent of Buyer and Sellers as Buyer and Sellers shall jointly select) ("Accountants"), which shall act as an arbitrator to determine and resolve only those issues still in dispute. The Accountants' resolution shall be made within thirty (30) days of the submission of the dispute, shall be prepared in accordance with this Agreement and in a manner that is consistent with the principles used in the preparation of the Base Working Capital Statement and the Gold Certificates, shall be set forth in a written statement delivered to Sellers and Buyer, and shall be final, conclusive and binding on Sellers and Buyer.

            (f) The fees and expenses of the Accountants in connection with the resolution referred to in subsection (e) above shall be shared between Sellers, on the one hand, and Buyer, on the other hand, as follows: the Sellers and the Buyer shall pay such portion of the fees and expenses equal to the proportion (but in no event greater than 1) determined by (i) a numerator equal to the positive difference between the Sellers' or the Buyer's, as the case may be, submitted amount and the Accountants' determined amount and (ii) a denominator equal to the sum of such positive difference for the parties. Otherwise, Buyer and Sellers shall each pay their own costs incurred in connection with this
Section 1.5, including the fees and expenses of their respective accountants, if any.

      1.6 Payment of Adjusted Purchase Price and Reconciliation of Gold Payment.

            (a) Promptly following the twenty-first business day following the delivery of the Statement of Net Working Capital and the Non-SR Gold Certificate, or in the event of a disagreement, promptly following the final resolution of the Adjusted Working Capital and calculation of the Non-SR Gold Amount as provided in Section 1.5, but in no event later than ten (10) days after such resolution, (i) either:

                  (x) Buyer shall wire transfer to Sellers in immediately available funds the amount by which the Adjusted Working Capital exceeds the Estimated Working Capital; or

                  (y) Sellers shall wire transfer to Buyer in immediately available funds the amount by which the Estimated Working Capital exceeds the Adjusted Working Capital.

            and (ii) either:

                  (x) Buyer shall wire transfer to Sellers in immediately available funds the amount equal to the product of (1) the excess of the Non-SR Gold Amount set forth on the Non-SR Gold Certificate over the Non-SR Gold Amount set forth on the Estimated Gold Certificate multiplied by (2) the Gold Price; or

                  (y) Sellers shall wire transfer to Buyer in immediately available funds the amount equal to the product of (1) the excess of the Non-SR Gold Amount set forth on the Estimated Gold Certificate over the Non-SR Gold Amount set forth on the Non-SR Gold Certificate multiplied by
      (2) the Gold Price.

            (b) Promptly following the twenty-first day following the delivery of the SR Gold Certificate, or in the event of a disagreement concerning the SR Gold Certificate, promptly following the final resolution of the SR Gold Amount to be properly included in the SR Gold Certificate, but in no event later than ten (10) days after such resolution, if the product of (x) the positive difference between the SR Gold Amount as set forth on the Estimated Gold Certificate and the SR Gold Amount as set forth on the SR Gold Certificate times
(y) the Gold Price is equal to or exceeds $25,000, then either:

                  (i) Sellers shall wire transfer to Buyer in immediately available funds an amount equal to the product of (a) the excess of the SR Gold Amount set forth on the Estimated Gold Certificate over the SR Gold Amount set forth on the SR Gold Certificate multiplied by (b) the Gold Price; or

                  (ii) Buyer shall wire transfer to Sellers in immediately available funds an amount equal to the product of (a) the excess of the SR Gold Amount set forth on the SR Gold Certificate over the SR Gold Amount set forth on the Estimated Gold Certificate multiplied by (b) the Gold Price.

            (c) Any payment required to be made pursuant to this Section 1.6 shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to the prime rate in effect on the Closing Date as reported in The Wall Street Journal. All wire transfers hereunder shall be to such accounts as the recipient thereof may designate in writing for that purpose.

            (d) If, as a result of the foregoing, Sellers are required to pay Buyer any amounts on account of a deficiency in the SR Gold Amount, Sellers shall retain the right to continue to seek to collect such deficiency from such sales representative(s).

      1.7 [Intentionally Omitted.]

      1.8 Allocation of Purchase Price.

            (a) The Purchase Price shall be allocated among the Assets based on their relative fair market value in accordance with Section 351 of the Code and Revenue Ruling 68-55. Buyer shall prepare such an allocation of the Purchase Price and deliver such allocation to Sellers not later than 3 days before the scheduled Closing Date (the "Pre-closing Allocation"). The Pre-closing Allocation shall be binding and conclusive (with such changes as may be necessary to reflect changes in current assets between the date of the financial statements on which the Pre-closing Allocation was based and the Closing Date (the "Interim Changes")) provided that there is a reasonable basis for such allocation under Section 1060 of the Code and the Treasury Regulations thereunder. Buyer shall deliver to Sellers within 45 days after the Closing Date a final allocation of the Purchase Price, which shall reflect the Pre-closing Allocation revised to include the Interim Changes. If Sellers object to Buyer's proposed allocation, Buyer and Sellers shall use their reasonable best efforts to resolve their differences within 5 days of Buyer's delivery of its proposed allocation with Interim Changes and any resolution reached during such period shall thereafter be binding and conclusive. In the absence of any such resolution, Buyer and Sellers shall immediately select by mutual agreement an independent appraiser (which selection shall be by lot among the "Big 6" accounting firms that audit neither Buyer nor any Seller if Buyer and Sellers are unable to agree within such time), which appraiser shall select as most reasonable either the allocation prepared by Buyer or the allocation prepared by Sellers (in each case as revised to reflect the Interim Changes and in each case as Buyer or Sellers, as the case may be, had agreed to modify such allocation during the 5-day resolution period referred to above). The allocation selected by Buyer, if Sellers raise no objection in accordance with this Section 1.8(a), or by such appraiser (in either case, the "Final Allocation") shall be binding and conclusive and the fees and expenses of such appraiser (if any) shall be paid by the party whose allocation was not selected. Neither Buyer nor any Seller shall file any tax return, report or form inconsistent with the Final Allocation.

            (b) The payments of cash to be made by Buyer to Balfour and T&C pursuant to this Article I on account of the Balfour Assets and the T&C Assets, respectively, shall be allocated between Sellers in accordance with written instructions of T&C, which instructions shall be delivered to Buyer no less than 2 business days before such payment is scheduled to be made; provided, that no such allocation shall conflict with the Final Allocation set forth on Exhibit A hereto.

      1.9 Prorations.

            (a) Utilities; Taxes. Notwithstanding anything herein to the contrary, the water, gas, electricity and other utilities, local business or other license fees or taxes, common area expenses (and any other amount) charged under the Kentucky Lease and the Sales Office Leases, and other similar periodic charges, to the extent not included in the calculation of Adjusted Working Capital, shall be apportioned as of the Closing Date such that Sellers shall be liable for (and shall reimburse Buyer to the extent that Buyer shall pay) that portion of such of the foregoing relating to, or arising in respect to periods on or prior to the Closing Date and Buyer shall be liable (and shall reimburse Sellers to the extent Sellers shall have paid) that portion of the foregoing relating to, or arising in respect to, periods after the Closing Date. To the extent practicable, and to the extent not included in the calculation of Adjusted Working Capital, utility meter readings for the Kentucky Lease and the Sales Office Leases shall be determined as of the Closing Date. Should any amounts to be prorated not have been finally determined on the Closing Date, a mutually satisfactory estimate of such amounts made on the basis of Sellers' records shall be used as a basis for settlement at Closing, and the amount finally determined will be prorated as of the Closing Date and appropriate settlement made as soon as practicable after such final determination.

            (b) Property Taxes. Notwithstanding anything herein to the contrary, any taxes (other than payroll taxes) not measured or measurable, in whole or in part, by net or gross income or receipts (including, but not limited to, real or personal property or ad valorem taxes) imposed on the Assets that relate to a tax period beginning before the Closing Date and ending after the Closing Date, to the extent not included in the calculation of Adjusted Working Capital, shall be apportioned as of the Closing Date such that Sellers shall be liable for (and shall reimburse Buyer to the extent that Buyer shall pay) that portion of such taxes relating to, or arising in respect to, periods on or prior to the Closing Date and Buyer shall be liable for (and shall reimburse Sellers to the extent Sellers shall have paid) that portion of such taxes relating to, or arising in respect to, periods after the Closing Date. Should any amounts to be prorated not have been finally determined on the Closing Date, a mutually satisfactory estimate of such amounts made on the basis of Sellers' records shall be used as a basis for settlement at Closing, and the amount finally determined will be prorated as of the Closing Date and appropriate settlement made as soon as practicable after such final determination.

            (c) Rents. Sellers shall prepay rental payments due under the Kentucky Lease and the Sales Office Leases through the end of the calendar month in which the Closing Date occurs, but, notwithstanding anything herein to the contrary, to the extent not included in the calculation of Adjusted Working Capital, such rental payments shall be apportioned as of the Closing Date such that Sellers shall be liable for (and shall reimburse Buyer to the extent that Buyer shall pay) that portion of such rental payments relating to, or arising in respect to, periods on or prior to the Closing Date and Buyer shall be liable for (and shall reimburse Sellers to the extent Sellers shall have paid) that portion of such rental payments relating to, or arising in respect to, periods after the Closing Date.

            (d) Payroll and Payroll Taxes. Notwithstanding anything herein to the contrary, that portion of such payroll expenses and payroll taxes related to or arising in respect to Balfour employees for the period on or prior to the Closing Date, to the extent not included in the calculation of Adjusted Working Capital, shall be apportioned as of the Closing Date such that Sellers shall be liable for (and shall reimburse Buyer to the extent that Buyer shall pay) that portion of such taxes relating to, or arising in respect to, periods on or prior to the Closing Date and Buyer shall be liable for (and shall reimburse Sellers to the extent Sellers shall have paid) that portion of such expenses and taxes relating to, or arising in respect to, periods on or after the Closing Date. Should any amounts to be prorated not have been finally determined on the Closing Date, a mutually satisfactory estimate of such amounts made on the basis of Balfour's records shall be used as a basis for settlement at Closing, and the amount finally determined will be prorated as of the Closing Date and appropriate settlement made as soon as practicable after such final determination.

                                   ARTICLE II

                                     CLOSING

      2.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m., at the offices of Schulte Roth & Zabel, 900 Third Avenue, New York, New York, on a date mutually agreed to by the parties within ten business days after all conditions to the Closing have been mutually satisfied or waived pursuant to Article VII hereof, or at such other time, at such other place or on such other date as the parties hereto may agree ("Closing Date").

      2.2 Deliveries by Sellers. At the Closing, Sellers will deliver or cause to be delivered to Buyer the following, which shall vest in Buyer good and marketable title to the Assets:

            (a) duly executed bills of sale ("Bills of Sale"), in form and substance reasonably acceptable to Buyer;

            (b) instruments of assignment and transfer with respect to the Contracts, the Kentucky Lease and Intellectual Property;

            (c) all such other endorsements, assignments and other instruments of transfer as, in the reasonable opinion of Buyer's counsel, are necessary to vest in Buyer title to the Assets to be transferred to it pursuant to this Agreement;

            (d) duly endorsed title certificates to all motor vehicles included in the Assets;

            (e) an opinion of Goodwin, Procter & Hoar, counsel to Sellers, in form and substance reasonably acceptable to Buyer's counsel;

            (f) a certificate, dated as of the Closing Date, of an authorized officer of each Seller certifying as to the matters specified in Section 7.3(a);

            (g) to the extent required by Section 5.8 of this Agreement, duly executed subleases, in form and substance reasonably acceptable to Buyer (the "Subleases"), providing for the sublease by Sellers to Buyer of the Leased Properties, containing the sublease terms set forth on Exhibit B attached hereto;

            (h) to the extent required by Section 5.8 of this Agreement, duly executed leases, in form and substance reasonably acceptable to Buyer (the "Temporary Leases"), providing for the lease by Sellers to Buyer of the Owned Properties, containing the lease terms set forth on Exhibit C attached hereto;

            (i) all required releases on Form UCC-3 or otherwise as may be necessary or desirable to release any Liens on any of the Assets;

            (j) copies of all consents of third parties (including, without limitation, consents of T&C's lenders) or governmental authorities as may be required to be obtained by any Seller in connection with the transfer of Assets and the transactions contemplated hereby;

            (k) if the list delivered by Buyer pursuant to Section 2.3(f) does not contain all of the Equipment, a written option agreement, in form and substance reasonably acceptable to Buyer (the "Option Agreement"), granting Buyer the right to buy any Equipment not included on such list for a price of $1.00, exercisable by Buyer in writing at any time or from time to time until the earliest to occur of (i) 60 days after Buyer leaves the facility where such Equipment is located; (ii) the date on which Sellers are required to vacate the premises where such Equipment is stored pursuant to a binding agreement between any Seller and an unaffiliated third party for the sale or lease of such premises; or (iii) Buyer advises Sellers that it no longer wishes to have the right to buy such Equipment; which agreement shall provide that Sellers shall have no liabilities and no obligation to secure, insure or maintain such Equipment, or otherwise incur any costs, and shall not incur any costs, in connection with such Equipment during the period during which the option is in effect; provided, however, that if any costs are imposed on Sellers pursuant to applicable law arising from storage or the ownership of such equipment (for example, for personal property taxes), Sellers shall promptly notify Buyer, and Buyer shall promptly reimburse Sellers for such costs;

            (l) such landlord consents and estoppel certificates in form and substance reasonably satisfactory to Buyer with regard to (i) the assignment of the Kentucky Lease and the Sales Office Leases and (ii) the subleases of the Leased Property (the leases relating to the Leased Property, together with the Kentucky Lease and the Sales Office Leases, shall be hereinafter referred to as the "Leases"), duly executed by each respective landlord;

            (m) all licenses, permits, approvals, plans, specifications, environmental and engineering reports, warranties and guarantees required for the ownership and operation of the Assets and the Real Property, to the extent transferable;

            (n) a duly executed certificate of non-foreign status consistent with Section 1.1445-2(b)(2)(iii)(B) of the United States Treasury Regulations;

            (o) all certificates, agreements, releases and other documents, in form and substance reasonably satisfactory to Buyer, as shall be reasonably necessary or desirable to transfer good title to the Consigned Gold, free and clear of all Liens, including without limitation, bank payoff letters (or reasonably equivalent alternatives to such letters) and all requisite releases on Form UCC-3;

            (p) an opinion of Morgan, Lewis & Bockius, special antitrust counsel to Sellers as to compliance with the HSR Act (as hereinafter defined) and the FTC Preliminary Order, in form and substance reasonably acceptable to Buyer's counsel; and

            (q) if the FTC Final Order has not been received by Buyer prior to the Closing Date, the Escrow Agreement, in form and substance reasonably acceptable to Buyer.

      2.3 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Sellers the following:

            (a) immediately available funds in the amount of (i) $9,137,586 (as adjusted, if at all, in accordance with Section 1.4(a) hereof, if the FTC Final Order is received by Buyer prior to the Closing Date) plus (ii) the Estimated Working Capital plus (iii) the aggregate amount on account of those certain operating liabilities set forth on Schedule 1.4(b) hereof plus (iv) to the extent determinable on the Closing Date, any amounts payable by Buyer in accordance with Section 1.9 less (v) to the extent determinable on the Closing Date, any amounts payable by Sellers in accordance with Section 1.9;

            (b) a duly executed Assumption Agreement, in form and substance reasonably acceptable to Sellers ("Assumption Agreement"), and such other good and sufficient instruments of assumption as shall be reasonably necessary, in the opinion of Sellers' counsel, to vest in Buyer as of the Closing the Assumed Liabilities;

            (c) an opinion of Schulte Roth & Zabel LLP, counsel to Buyer, in form and substance reasonably acceptable to Sellers' counsel;

            (d) a certificate, dated as of the Closing Date, of an authorized officer of Buyer certifying as to the matters specified in Section 7.2(a);

            (e) to the extent required by Section 5.8 of this Agreement, duly executed Subleases and Temporary Leases, each in form and substance reasonably acceptable to Sellers;

            (f) a list containing the Equipment that Buyer desires to acquire and the Option Agreement in connection therewith, which Option Agreement shall be in form and substance reasonably acceptable to Sellers;

            (g) an opinion of Morgan, Lewis & Bockius, special antitrust counsel to Buyer as to compliance with the HSR Act and the FTC Preliminary Order, in form and substance reasonably acceptable to Sellers' counsel; and

            (h) if the FTC Final Order has not been received by Buyer prior to the Closing Date, the Escrow Agreement, in form and substance reasonably acceptable to Sellers.

      2.4 Other Deliveries. At the Closing, if the FTC Order has not been received by Buyer, Buyer will deliver or cause to be delivered to the Escrow Agent immediately available funds in the amount of $14,000,000, to be held in escrow pursuant to the terms of the Escrow Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers hereby jointly and severally represent and warrant to Buyer as follows:

      3.1 Corporate Organization.

            (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as indicated on Schedule 3.1(a) hereto and is duly qualified or licensed as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure to be so licensed or qualified would have a material adverse effect on such Seller or the Assets or the Business. Each Seller has full corporate power and authority to carry on its business as now being conducted.

            (b) As of the Closing Date, no Seller owns any subsidiary, or has any investment or proprietary interest in any other entity, that holds Assets or is engaged in the Business or in the manufacturing, marketing or sale of class rings, other than T&C's ownership of all of the outstanding capital stock of Gold Lance and, until the consummation of the transactions contemplated hereby, Balfour.

      3.2 Authorization. Each Seller has full corporate power and authority to execute, deliver and perform this Agreement and, to the extent it is a party thereto, the documents to be delivered at the Closing pursuant to Section 2.2 (collectively, the "Seller Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Agreements by each Seller and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of any Seller is necessary to authorize the execution and delivery by any Seller of this Agreement or the Seller Agreements or the consummation by any Seller of the transactions contemplated hereby or thereby or the performance of any of such Seller's obligations hereunder or thereunder. This Agreement has been, and the Seller Agreements on the Closing Date will be, duly executed and delivered by each of the Sellers party thereto, and this Agreement is, and on the Closing Date each of the Seller Agreements will be, the legal, valid and binding obligations of each Seller party thereto enforceable against it in accordance with their terms, subject to applicable laws affecting creditors' rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

      3.3 No Violations; No Consents or Approvals Required. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or the Seller Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the Articles or Certificate of Incorporation or By-Laws of any Seller, (b) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Business or by which any Seller or any of the Assets are bound or affected or (c) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of the Assets pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which any of the Sellers is a party or by which any of the Assets are bound, except, in the case of (c) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations that in the aggregate will not have a material adverse effect on the Assets or the Business. Except for applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or as set forth in Schedule 3.3, which filings, waivers or consents have been made or obtained on or prior to the date hereof and will be, made or obtained on or prior to the Closing Date, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by any of the Sellers in connection with the execution, delivery or performance of this Agreement or the Seller Agreements and the consummation of the transactions contemplated hereby or thereby. The consummation of the transactions contemplated hereby is permitted by and consistent with the terms of the FTC Interim Agreement

      3.4 Financial Statements.

            (a) (i) The audited consolidated balance sheets of T&C and its subsidiaries as at February 27, 1994, February 26, 1995, and February 25, 1996 and the related audited consolidated statements of income and cash flow for the years then ended and (ii) the unaudited consolidated financial statements of T&C for the six-month period ended August 25, 1996 (collectively, the financial statements described in clauses (i) and (ii) shall hereafter be referred to as the "Audited Financial Statements"), copies of which are annexed as Schedule 3.4(a) hereto and were previously delivered to Buyer, fairly present the consolidated financial position of T&C as of the respective dates set forth therein and the consolidated results of operations and changes in retained earnings and cash flows of T&C for the respective periods or as of the respective dates set forth therein, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved and subject (in the case of the interim financial statements referred to in clause (ii) above) to normal year-end audit adjustments.

            (b) (i) The audited balance sheets of the Business as at February 27, 1994, February 26, 1995 and February 25, 1996 and the related statements of operations and cash flows for the periods then ended, (ii) the audited balance sheet of the Business as at August 25, 1996 and the related statements of operations and cash flow for such period and (iii) the unaudited balance sheet of the Business as of August 27, 1995 and the related statements of operations and cash flow for such period (collectively, the financial statements described in clauses (i), (ii) and (iii) shall hereafter be referred to as the "Business Financial Statements"), final copies of which (in the case of the financial statements referred to in clauses (i) and (ii) above) are annexed as Schedule 3.4(b) hereto and (in the case of all such financial statements referred to in clauses (i), (ii) and (iii) above) were previously delivered to Buyer, fairly present the financial position of the Business as of the dates set forth therein and the results of operations and changes in retained earnings and cash flows of the Business for the respective periods or as of the respective dates set forth therein, in each case in conformity with GAAP and Regulation S-X of the Securities and Exchange Commission ("SEC"), applied on a consistent basis throughout the periods involved (other than as set forth on the notes to the Business Financial Statements), and subject for the unaudited period, to normal recurring adjustments consistent with the fact that financial statements of the Business have not been audited apart from the Sellers' consolidated group.

            (c) The unaudited balance sheet of the Business as at January 28, 1996 set forth on Schedule 3.4(c) hereto (the "Balance Sheet") fairly presents the financial position of the Business as at such date. The Balance Sheet has been prepared in accordance with GAAP applied on a consistent basis throughout such period (other than as set forth on the notes to the Balance Sheet), subject to normal year-end audit adjustments consistent with the fact that the Balance Sheet has not been audited apart from the Sellers' consolidated group. The accruals and reserves set forth on the Balance Sheet have been established in the ordinary course of business consistent with past practice and, taken as a whole, are reasonable and would not be materially different as a result of year-end audit adjustments for Balfour as a subsidiary of T&C in accordance with GAAP.

            (d) The Statement of Purchased Accounts fairly presents that portion of the Business being transferred to and Assets being purchased by and liabilities being assumed by Buyer and consists of certain line items derived from the Balance Sheet, using methodology consistent with the methodology previously delivered to Buyer, a true and correct copy of which together with all supplying workpapers is set forth on Schedule 3.4(d) hereto (the "Schedule 3.4(d) Methodology").

            (e) The Base Working Capital Schedule consists of line items derived from the Statement of Purchased Accounts, using methodology consistent with the
Schedule 3.4(d) Methodology.

            (f) The statement setting forth the Estimated Working Capital shall be an estimate and shall be prepared in accordance with the Schedule 3.4(d) Methodology.

      3.5 Absence of Undisclosed Liabilities. There are no material liabilities or obligations of the Business (whether absolute or contingent) except for liabilities and obligations (i) reflected on the Balance Sheet or adequately reserved for on the Balance Sheet, (ii) incurred in the ordinary course of the business of the Business consistent with past practices or (iii) as expressly set forth in Schedule 3.5 hereto.

      3.6 Absence of Certain Changes. Since the date of the Balance Sheet, the Business has been conducted only in the ordinary course, consistent with past practice. Without limiting the foregoing, since the date of the Balance Sheet, except as set forth in Schedule 3.6, there has not been (a) any actual or to the best knowledge of Sellers, threatened change in the condition (financial or otherwise), properties, assets or results of operations of the Business or any Seller which, individually or in the aggregate, could have a material adverse effect, (b) any material damage, destruction or other casualty loss to, or actual or, to Sellers' knowledge, threatened forfeiture or taking of, any Assets or any property used in the Business (whether or not covered by insurance), (c) any waiver or modification by any Seller of any right or rights of substantial value, or any payment (direct or indirect) in satisfaction of any liability, which individually or in the aggregate, could have a material adverse effect on the Business, (d) any change in the accounting principles, methods, practices or procedures followed by any Seller in connection with the Business or any change in the depreciation or amortization policies or rates theretofore adopted by any Seller in connection with the Business, (e) any sale, transfer, conveyance of any Asset, or grant to any party of any license, sublicense, franchise or option or other right of any nature to sell or distribute the Assets, other than inventory in the ordinary course of the Business, (f) any material change to any business policy of the Business, including, without limitation, advertising, marketing, pricing, purchasing, personnel, return or product acquisition policies; (g) any increase in the rate of compensation or in the benefits payable or to become payable by Balfour to any employee or officer of the Business inconsistent with their past practices or, except as set forth on
Schedule 3.6(g) hereto, any institution of a bonus or incentive plan for employees for fiscal 1997 or subsequent years, (h) any declaration, setting aside or payment of any dividends, or other distributions in respect of the outstanding shares of capital stock of Balfour, (i) any strikes, work stoppages, slowdowns, lockouts, arbitrations or any grievances or other labor disputes pending or, to Sellers' best knowledge, threatened against or involving Balfour,
(j) any unfair labor practice charges, grievances or complaints pending or, to any Seller's best knowledge, threatened by or on behalf of any employee or group of employees of the Business, (k) any organizing activity involving any Seller or, to any Seller's best knowledge, threatened by any labor organization or group of employees of the Business, (l) any payment or commitment to pay severance or termination pay to any of Sellers' officers, directors, employees, consultants, agents or other representatives of the Business or (m) any pending or, to any Seller's best knowledge, threatened or anticipated dispute with any customer or supplier or any occurrence or situation or other event which is reasonably likely to result in any material reduction in amount of products purchased or sold or material change in terms or conditions of doing business with any substantial customer or supplier of the Business.

      3.7 Title to Properties and Related Matters. Except for liens and encumbrances which shall be removed at Closing, each Seller is, and upon consummation of the transactions contemplated by this Agreement, Buyer will become, the legal and beneficial owner of, and each Seller has, and Buyer will acquire, good and marketable title to all of the Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, tenancies, rights of occupancy, encumbrances or charges of any kind ("Liens"), except for (a) Liens created by Buyer, (b) Liens of lessors under equipment leases assumed by Buyer hereunder, (c) mechanic's, materialmen's and similar liens with respect to amounts of Assumed Liabilities not yet due and payable or which are being contested in good faith through appropriate proceedings and have been adequately reserved for on the Statement of Purchased Accounts, and (d) Liens on the Kentucky Property and the Sales Office Properties, each of which Liens described in clauses (c) and (d) of this Section 3.7 have been disclosed in writing on Schedule 3.7 (collectively, "Permitted Liens").

      3.8 Intellectual Property. Except as set forth in Schedule 3.8, (a) Balfour is the sole and exclusive owner of all rights to the Intellectual Property set forth opposite its name on Schedule 1.1(a)(iv), free and clear of all Liens, the same are fully assignable and the Seller which is the owner thereof has the right to use the same without the payment of any license, fee, royalty or similar charge, (b) there is no material claim of any other person, firm or corporation or any proceeding pending or, to any Seller's best knowledge, threatened which relates to any of the Intellectual Property, (c) the Intellectual Property identified in Schedule 1.1(a)(iv) constitutes all intellectual property used in or necessary for the operation of the Business and does not infringe on the rights of any other person, (d) no Seller has granted any license or sublicense with respect to any Intellectual Property, and (e) to the best knowledge of each Seller, no person is infringing on any Seller's rights to any Intellectual Property. None of the Intellectual Property set forth on Schedule 1.1(a)(iv) is used or owned by or licensed to Gold Lance, and Balfour does not use any intellectual property owned by or licensed to or by Gold Lance.

      3.9 Litigation. Except as set forth on Schedule 3.9 there are no claims, actions, suits, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency, instrumentality or authority pending or, to any Seller's best knowledge, threatened by or against or affecting the Business or Balfour. Except as set forth on Schedule 3.9, there are no claims, actions, suits, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency, instrumentality or authority pending or, to any Seller's knowledge, threatened by or against or affecting T&C or any of its subsidiaries that, individually or in the aggregate, could be reasonably likely to have a material adverse effect on the Business, any Asset or any Seller's ability to consummate the transactions contemplated hereby. None of the matters set forth in Schedule 3.9, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Business or the Assets. There are no claims, actions, proceedings or investigations pending, or to the best knowledge of each Seller, threatened, nor is there outstanding any writ, order, decree or injunction that (a) calls into question any Seller's authority or right to enter into this Agreement or the Seller Agreements, or (b) would otherwise prevent or delay the transactions contemplated by this Agreement or the Seller Agreements.

      3.10 Compliance with Applicable Law. Except as set forth in Schedule 3.10, each Seller and the Business is complying and has complied in all material respects with all applicable laws, rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local or foreign) or any court applicable to it or its respective Assets or the Business. Except as set forth on Schedule 3.10 hereto, no Permit is necessary for the conduct of the Business, except for such Permits the absence of which could not have a material adverse effect on the Assets or the Business. Each Seller has all of the Permits set forth on Schedule 3.10 hereto, and all of such Permits are in full force and effect. Except as set forth on Schedule 3.10 hereto, no violations are or have been recorded in respect of any Permit which could have a material adverse effect on the Assets or the Business, and no proceeding is pending, or to the knowledge of any Seller, threatened, to revoke or limit any Permit.

      3.11 Brokers and Finders. None of the Sellers nor any of their officers, directors or employees has incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with the sale of the Business for which Buyer may be liable.

      3.12 Powers of Attorney. Except as set forth in Schedule 3.12, there is not currently existing any power of attorney of any type given by any Seller and pertaining to any Assets or the Business.

      3.13 Labor and Employment. Except as set forth in Schedule 3.13, (a) no Seller is party to or subject to any collective bargaining or other agreement with a labor union or similar organization, contingent or otherwise covering or applicable to employees in the Business and (b) there is no employment or consulting agreement that will remain in effect after the Closing that pertains to the Business. Except as described in Schedule 3.13, there are no controversies, labor disturbances, investigations or proceedings pending or, to each Seller's best knowledge, threatened, between any Seller and any of their respective Employees. With respect to the Business, each Seller has complied in all material respects with all laws and regulations relating to the employment of labor, including without limitation, the Occupational Safety and Health Act ("OSHA"), all laws and regulations relating to wages, hours, and collection and payment of social security and withholding taxes, or both, and similar taxes in respect of the Business. Except as set forth in Schedule 3.13, there is no unfair labor practice charge or complaint against any Seller or the Business pending against or with the National Labor Relations Board or any other governmental agency arising out of the activities or operations of the Business. No Seller is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing. To each Seller's best knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union, with respect to the Employees. The Business has not experienced a work stoppage or other material labor disturbance within the past three years. No Seller has incurred any liability under the Worker Adjustment and Retraining Notification Act or similar state law.

      3.14 Employee Benefits. (a) Except as set forth in Schedule 3.14, no Seller has nor does any other organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (an "ERISA Affiliate"), of which any Seller is a member have any obligation, contingent or otherwise, covering any employees of the Business under any employment or consulting agreement or under any executive or employee's compensation plan, agreement or arrangement including, without limitation, any pension, retirement, profit sharing, stock option, stock purchase, bonus, savings plan, or any ERISA (as defined below) plans of any Seller (collectively referred to herein as "Seller Plans").

            (b) With respect to Employees, except as set forth in Schedule 3.14, there are no written and filed claims or grievances outstanding against any Seller under any Seller Plan other than in the normal course of business.

            (c) With respect to each Seller Plan, (i) such Seller Plan has been maintained in material compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, the terms of such Seller Plan and other applicable Laws, (ii) a favorable determination letter has been obtained from the IRS, and a copy thereof delivered to the Buyer, for any such Seller Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified within the meaning of Section 401(a) of the Code, and since such determination letter, no event has occurred that would disqualify such Seller Plan; and (iii) there has been no "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Seller Plan. Except as set forth on Schedule
3.14 hereto, neither the Seller nor any ERISA Affiliate is or was required to contribute during any period within the preceding six years to any "multi-employer plan" (as defined in Section 3(37) of ERISA).

            (d) Sellers have previously delivered to Buyer with respect to each Seller Plan, true and correct copies of the following, to the extent applicable
(i) each Seller Plan and any trust agreements related thereto; (ii) the most recent annual report (Form 5500 Series); and (iii) the most recent summary plan description, as described in Section 102(a)(1) of ERISA.

            (e) Except as required by Section 4980B of the Code and as set forth on Schedule 3.14, no Seller Plan or other arrangement provides medical or death benefits (whether or not insured) with respect to current or former employees of the Seller or any ERISA Affiliate beyond their retirement or other termination of employment. Any continuation coverage provided under any welfare benefit plans complies with Section 4980B of the Code and is at the expense of the participant or beneficiary. Copies of the most recent reports (the "FASB Reports") regarding post-retirement benefits under Sellers' Plans, other than pension benefits, prepared in accordance with Financial Accounting Standards Board Statement No. 106 have been delivered to Buyer. Since the date of the FASB Reports, there have been no material changes in the assumptions relied upon in any such FASB Report, including, without limitation, the terms of the Sellers' Plans.

            (f) No Seller Plan is subject to Title IV of ERISA. None of Sellers' purposes for engaging in the transactions contemplated hereby is for the evasion of liability under Title IV of ERISA.

            (g) No Seller Plan or agreement, program, policy or other arrangement by or to which any Seller or any ERISA Affiliate is a party, is bound or is otherwise liable, by its terms or in effect would reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the sale, lease, exchange or transfer of either any shares of stock or any of the assets of any Seller or any ERISA Affiliate (whether or not any such payment would constitute a "parachute payment" or "excess parachute payment" within the meaning of Section 280G of the
Code).

      3.15 Asset Maintenance. Except as set forth on Schedule 3.15, the Assets have been properly maintained and are (a) in good operating condition (except for ordinary wear and tear which would not have a material adverse effect on the Assets) and (b) are capable of being used in the Business as presently conducted without present need for repair or replacement except in the ordinary course of business.

      3.16 Contracts. Except as set forth on Schedule 3.16(a), no Seller party to any Contract is in default under, nor does any event, circumstance or situation exist which, with or without the passage of time will cause a default under any material lease, contract or agreement, undertaking, commitment, judgment, order or decree of any court or any government agency or instrumentality relating to or constituting any of the Assets or the Business under which any person, firm, corporation or other entity is or may be entitled to assert any rights against any of the Assets or the Business or to terminate any Contract. All of the Contracts are in full force and effect and the applicable Seller party thereto has paid in full all amounts due and payable thereunder or has accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities thereunder. Schedule 3.16(b) lists all Contracts other than Immaterial Contracts, including, without limitation, all non-competition arrangements restricting the business of the Business. Except as indicated on Schedule 3.3, no consent or notice to any party to such Contract is or will be required in connection with the transfer of such Contract to Buyer in accordance with the terms hereof. To the extent required, the consent of the other party or parties to any such Contracts in order to assign such Contract to Buyer in accordance with the terms of this Agreement has been or will be obtained on or prior to the Closing Date.

      l3.17 Environmental.

            (a) For purposes of this Section 3.17, the following definitions shall apply:

            "Environmental Claim" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding or judgment, letter or other written communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials.

            "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

            "Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies, and removal or remedial actions), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim.

            "Hazardous Materials" shall include (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos containing materials.

            "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

            (b) Except as set forth in Schedule 3.17, (i) the operations of Balfour and the Business are in material compliance with Environmental Laws;
(ii) there has been no Release at any of the properties owned or operated by any Seller or the Business or, to Sellers' knowledge, a predecessor in interest, or to Sellers' knowledge, at any disposal or treatment facility which received Hazardous Materials generated by the Business or any predecessor in interest, in each case, which, individually or in the aggregate, is reasonably likely to result in Environmental Liabilities that have a material adverse effect on the Business; (iii) no Environmental Claims have been asserted against any Seller, the Business or, to Sellers' knowledge, any predecessor in interest, nor, to Sellers' knowledge, are there any threatened or pending Environmental Claims against any Seller, the Business or, to Sellers' knowledge, any predecessor in interest, in each case, which, individually or in the aggregate, are reasonably likely to result in Environmental Liabilities that would have a material adverse effect on the Business; and (iv) to the knowledge of Seller, no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by the Business or any predecessor in interest, in each case, which, individually or in the aggregate, are reasonably likely to result in Environmental Liabilities that would have a material adverse effect on the Business.

      3.18 Taxes. (a) No Seller, nor any subsidiary nor any member of a Relevant Group has failed to file any Tax Return required to be filed, which failure could result in the imposition of any Lien on or against the Assets, the Business or Buyer or in any liability to Buyer, as transferee or otherwise. All Taxes imposed on each Seller, any subsidiary or any member of a Relevant Group the non-payment of which could result in a Lien on or against the Assets, the Business or Buyer or in any liability to Buyer, as transferee or otherwise, have been or will prior to the Closing Date be paid. All deposits required to be made by any Seller, any subsidiary or any member of a Relevant Group in respect of any material Tax, including, without limitation, withholding taxes, have been or will be made in a timely fashion. There are no material Tax deficiencies or claims asserted against any Seller, any subsidiary or any member of a Relevant Group. There is no basis for any Tax deficiency or claim which could result in the imposition of any Lien on the Assets, the Business or Buyer or in any liability to Buyer, as transferee or otherwise. Neither Buyer nor any of its subsidiaries shall have any liability for any Tax imposed on or with respect to any subsidiary that is attributable to the Pre-Closing Tax Period.

            (b) No Seller is a party to any Tax allocation or sharing agreement or understanding that could, under any circumstances, require any payment by Buyer, any of its subsidiaries or any affiliate thereof after the Closing Date. None of Buyer nor any of its subsidiaries shall have any liability for any Tax imposed on or with respect to any subsidiary that is attributable to the Pre-Closing Tax Period.

            (c) For purposes of this Agreement:

                  "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

                  "Relevant Group" means any combined, consolidated, affiliated, unitary or similar group of which any Seller or any subsidiary of any Seller is or was a member.

                  "Tax" or "Taxes" means all U.S. (federal, state and local) and foreign net or gross income, gross receipts, net proceeds, estimated, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Tax Returns" means any returns, reports or statements (including any information returns and estimated tax returns) required to be filed for purposes of a particular Tax.

      3.19 Accounts Payable. All accounts payable reflected on the Balance Sheet and to be reflected on the Statement of Net Working Capital have been or will have been incurred on or prior to the Closing Date in the ordinary course of business and all payment terms are consistent with past practices.

      3.20 Customers and Suppliers. Sellers have previously provided to Buyer complete and correct lists of the customers (other than individual ring buyers pursuant to direct sales) and suppliers of the Business. Sellers' relations with the 50 largest customers and suppliers of the Business are good. No material customer or supplier has canceled or terminated or threatened to cancel or terminate, its relationship with any Seller or any of their subsidiaries, or has decreased materially, or threatened to decrease materially, its dealing with any Seller or any of their subsidiaries, to the best knowledge of each Seller, there is no reason why any such customer or supplier would cease to do business with Buyer after, or as a result of, the consummation of the transactions contemplated by this Agreement.

      3.21 Inventory. (a) All inventory used in or held for the Business is held by Balfour. As of the date of the Balance Sheet, the date hereof and the Closing Date, all such inventory is and will be of good and merchantable quality and salable, subject to appropriate reserves (in the case of inventory held for sale), or usable (in the case of other inventory) in the ordinary course of business for the purpose for which intended.

            (b) All inventory reflected on the Balance Sheet and in the books and records of Balfour and to be reflected in the statement setting forth the Estimated Working Capital is or will be reflected at the lower of cost or market and the value at which such inventory is or will be carried reflects the customary inventory policy of Balfour (which fairly reflects the net realizable market value of obsolete, damaged, below quality or excess inventory) for stating inventory in accordance with GAAP consistently applied, subject to adjustments as set forth in the notes to the Balance Sheet.

            (c) As of the date of the Balance Sheet, the precious metals and gems were, and as of the Closing Date the precious metals and gems will be, of at least the quality as marked, stamped or otherwise indicated by the Sellers on such items (including, without limitation, as indicated on any containers or packages holding such items) or as otherwise indicated by the Sellers in their books and records. As of the date of the Balance Sheet the inventory was not, and as of the Closing Date the inventory will not be, in excess of the normal purchasing patterns of Balfour.

      3.22 Accounts Receivable. All accounts and notes receivable reflected on the Balance Sheet and to be reflected on the statement setting forth the Estimated Working Capital arose from the sale of products and services provided in the ordinary course of business, are the legal and binding claims of Balfour, as the case may be, free and clear of all Liens, have been recorded in accordance with generally accepted accounting principles, and, subject only to consistently recorded reserves for bad debts and returns, which reserves have been established in accordance with generally accepted accounting principles consistently applied (subject to year-end adjustments) and fairly reflect the past collection experience of Balfour.

      3.23 Real Property. The Sellers have good and marketable title in the Owned Property, and, except as set forth on Schedule 3.23, have valid leasehold interests in the Leased Property, the Kentucky Property and the Sales Office Property. Except as set forth on Schedule 3.23, all Leases are in full force and effect and are valid, binding, and enforceable against the respective Sellers in accordance with their respective terms and there does not exist any default (or event which, with notice or lapse of time or both, would constitute a default) thereunder. There are no outstanding options, contracts, or rights of first refusal to purchase any Seller's interest in any parcel of the Owned Property and, to Sellers' knowledge, the Leased Property, the Kentucky Property or the Sales Office Property, or any portion thereof or interest therein. To the extent required by law, Sellers have all permits, including, without limitation, a certificate of occupancy, necessary for the use and/or operation of such parcel of or interest in the Real Property.

      3.24 Assets Constituting the Business. The Assets to be transferred to Buyer pursuant to the Agreement comprise all of the assets, properties, rights and businesses currently employed by any of the Sellers (other than the Excluded Assets) in, the conduct of the Business and the sale of the Assets to Buyer pursuant to this Agreement will effectively convey the Business (other than the Excluded Assets) to Buyer, including all tangible and intangible assets and the goodwill relating thereto. The machinery, motor vehicles and other equipment set forth in Schedule

1.1(c)(viii) hereto is not currently, and in the past has not been, used in, and is not necessary for the operations of, the Business as currently conducted.

      3.25 Cost Savings Assumptions. Sellers, jointly with CJC, have prepared and have delivered to Buyer their good faith estimates of projected cost savings of the Business after the Closing Date, as set forth on Schedule 3.25 hereto (the "Estimated Cost Savings"). The portion of the projections and the assumptions on which such projections are based that were prepared by Sellers were prepared by Sellers in good faith, based upon information derived from the books and records of the Business. Sellers believe such estimates of cost savings and the assumptions provided by Sellers on which such Estimated Cost Savings were based are reasonable; provided, however, that (i) the parties hereto recognize that such Estimated Cost Savings were based, in part on information and material provided by CJC and (ii) such Estimated Cost Savings do not constitute a guarantee or warranty about future performance or results of operations.

      3.26 [Intentionally Omitted.]

      3.27 Shareholder Vote. No shareholder vote by T&C shareholders is necessary in connection with the transactions contemplated herein. The sale of the Assets and the Business to Buyer in accordance with the terms contained herein does not constitute substantially all of the assets of T&C for purposes of the laws of the Commonwealth of Massachusetts.

      3.28 Related Party Transactions. Except as set forth on Schedule 3.28 or on Schedule 3.4(c), no affiliate of Balfour (including T&C and its subsidiaries) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to any Seller that exceed $25,000 principal amount in the aggregate (other than ordinary course travel expenses, advances and allowances to employees that are not material in amount). Set forth on Schedule 3.28 is a true and complete description of each contract, arrangement or understanding between Balfour and any subsidiary or affiliate of Balfour (including T&C and its subsidiaries) (other than employment contracts). Each of the contracts, arrangements or understandings set forth on Schedule 3.28 to which a Seller is a party provides for terms and conditions that are no less favorable to such Seller than could be obtained from a non-affiliated third-party in an arm's-length transaction. The aggregate impact of intercompany costs and sales (including gross margins thereon) is not material to the Business.

      3.29 SEC Documents. T&C has made available to Buyer true and complete copies of (i) each report on Form 10-K filed by T&C with the SEC since June 13, 1991 and (ii) all other reports, schedules, registration statements and definitive proxy statements filed by T&C with the SEC since February 26, 1995 and prior to the date of this Agreement (collectively, the "SEC Documents"), which are all the documents (other than preliminary material) that T&C was required to file with the SEC since February 26, 1995. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act, of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained as of the date of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements, contracts and other documents required to be filed as exhibits to any of the SEC Documents have been so filed.

      3.30 Gold. On the Closing Date, the gold purchased by Buyer (or its lenders) from Sellers (or their lenders) shall be of at least the amount and quality (measured in troy ounces having a fineness of not less than .9995 without regard to whether such gold is alloyed or unalloyed, in bullion form or contained in or processed into other materials that contain elements other than gold, and whether in the possession of the Sellers or their sales representatives) as set forth on the Estimated Gold Certificate. Such gold is of good and merchantable quality and useable in the ordinary course of business for the purpose for which intended. Sellers make no representation as to the taking of the physical inventory of the gold.

      3.31 Consolidation of Graphics Plants. Sellers have consolidated the operations of the Dallas graphics plant located at 2621 Lonestar Drive, Dallas, Texas (the "Dallas Graphics Plant") with Sellers' plant in Louisville, Kentucky and moved all of such operations to the Kentucky Property. Sellers have paid all costs, expenses, liabilities and obligations incurred or to be incurred in connection with the closing of such plant in accordance with the terms of
Schedule 5.13 of the Original Agreement, the accrual for which shall be set forth on the Statement of Net Working Capital, and Sellers shall indemnify Buyer from and against and promptly reimburse it for any and all reasonable costs, expenses, liabilities and obligations incurred by Buyer in connection with the Dallas Graphics Plant and the subsequent closing thereof and its consolidation with other operations of Buyer and the operations of the Business conducted thereat (including, without limitation, all employee costs) in excess of such accrual. Sellers have complied with the WARN Act and all comparable state laws with respect to the Dallas Graphics Plant.

      3.32 Full Disclosure. No representation or warranty of Sellers contained in this Agreement (including the exhibits and schedules hereto) or in the Seller Agreements contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the best knowledge of the Sellers, there is no fact relating to the Business that could reasonably be expected to have a material adverse effect thereon that has not been disclosed pursuant to this Agreement.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Sellers as follows:

      4.1 Corporate Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has not conducted any business other than in connection with its formation and the transactions contemplated by this Agreement and the CJC Agreement and the financing therefor.

      4.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and the documents to be delivered at the Closing pursuant to Section 2.3 (collectively, the "Buyer Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement or the Buyer Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby. This Agreement has been, and the Buyer Agreements on the Closing Date will be, duly executed and delivered by Buyer, and this Agreement is, and on the Closing Date each of the Buyer Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable laws affecting creditors' rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

      4.3 No Violations, No Consents or Approvals Required. Neither the execution and delivery of this Agreement or the Buyer Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Buyer, (b) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Buyer or by which any of its properties or assets are bound or affected or (c) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of, any security interest, lien, charge or encumbrance on any of its assets or properties pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise agreement, lease, contract, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is bound or affected, except, in the case of (c) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Buyer Agreements. Except for applicable requirements, if any, of the HSR Act, which filings, waivers or consents have been made or obtained on or prior to the date hereof and will be made or obtained on or prior to the Closing Date, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the Buyer agreements and the consummation of the transactions contemplated hereby or thereby. In accordance with the terms of the FTC Interim Agreement, Buyer is permitted to consummate the transactions contemplated hereby.

      4.4 [Intentionally Omitted.]

      4.5 Brokers and Finders. Neither Buyer nor its officers, directors or employees has incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with the purchase of the Business or the other transactions contemplated hereby, for which Sellers may be liable.

      4.6 Financing. Buyer has received (a) a commitment letter from a commercial bank with respect to the provision of bank financing for Buyer, and
(b) a highly confident letter from an investment banking firm with respect to the provision of subordinated debt to Buyer to fund the transactions contemplated by this Agreement, in each case subject to the conditions stated therein. Buyer has delivered to Sellers copies of such letters. On the Closing Date, Castle Harlan Partners II, L.P. will provide at least $35 million of equity capital to Buyer.

      4.7 Litigation Affecting Buyer. There is no claim, action, proceeding or investigation pending or, to the best knowledge of Buyer, threatened, nor is there outstanding any writ, order, decree or injunction that (a) calls into question Buyer's authority or right to enter into this Agreement or the Buyer Agreements and consummate the transactions contemplated hereby or thereby, or
(b) would otherwise prevent or delay the transactions contemplated by this Agreement or the Buyer Agreements.

                                    ARTICLE V

                                    COVENANTS

      5.1 Conduct of the Business Pending the Closing. Sellers hereby jointly and severally covenant that, from the date hereof to and including the Closing Date, unless Buyer shall otherwise consent (such consent not to be unreasonably withheld or delayed) or as otherwise contemplated by this Agreement:

            (a) the Business shall be conducted and the Assets repaired and maintained only in the ordinary and usual course, in a manner consistent with past practice;

            (b) Balfour shall not (i) except as set forth in Schedule 5.1(b) hereto make any commitment to make any capital expenditures after the Closing Date individually in excess of $20,000 or in the aggregate in excess of $250,000; (ii) amend or waive any rights under any of its material contracts; or
(iii) enter into (1) any written employment or severance agreement with any Acquired Employee or (2) any new employee benefit plan, program or arrangement or amend any existing employee benefit plan, program or arrangement or grant any increases in compensation to the Acquired Employees in excess of increases in compensation consistent with the past practices of the Business;

            (c) except in the ordinary course of business consistent with past practice, Balfour shall not (i) other than as set forth on Schedule 5.1(c), dispose of any capital assets with a book value, individually or in the aggregate, in excess of $20,000 or further encumber any of its capital assets or
(ii) incur, or guarantee or otherwise become liable for, any indebtedness for borrowed money;

            (d) Sellers shall maintain in full force and effect all insurance policies now in effect or renewals thereof covering the Assets or the Business and the Employees;

            (e) Sellers shall promptly notify Buyer of the following of which any of them become aware: (i) any breach or violation of, default or event of default under, or actual or threatened termination or cancellation of any material contract or other material instrument relating to the Business; (ii) any material loss of, damage to, or disposition of any of the Assets (other than the sale or use of inventories in the ordinary course of business); and (iii) any material claim or litigation, threatened or instituted against any Seller and affecting the Business;

            (f) Sellers shall consult with Buyer with respect to any collective bargaining negotiations affecting the Business and the adoption of employee benefit plans;

            (g) Other than in connection with the Temporary Leases and Subleases no Seller shall sell, dispose of, lease, sublease, distribute, encumber or enter into any agreement, arrangement or commitment, whether oral or written, for the sale, disposition, leasing, subleasing, distribution or encumbrance of any portion of the Assets or the Business (other than the sale of obsolete equipment or the sale or use of inventories in the ordinary course of business of the Business or as set forth in item (c)(i) above) or initiate or participate, through agents, representatives or otherwise, in any discussions or negotiations with, or otherwise solicit from, any corporation, business or person any proposals or offers relating to the disposition of any such portion of the Business;

            (h) No Seller shall make any material change to any business policy of the Business, including, without limitation, promotional, advertising, marketing, pricing, purchasing, personnel, return or product acquisition policy; and

            (i) Sellers shall use their respective best efforts to preserve for the benefit of the Business their relations with the Business' customers and suppliers.

      5.2 Access to Information.

            (a) Prior to the Closing Date and upon reasonable notice from Buyer, Sellers (i) shall give Buyer and its authorized representatives and representatives of its financing sources reasonable access, subject to such limitations or procedures as may be necessary to protect the attorney-client privilege or the work product doctrine, to all offices, warehouses, plants, stores and other facilities relating to the Business or the Assets and to all books and records of the Business, (ii) will permit Buyer and all such persons to make such inspections as they may reasonably request at reasonable times and
(iii) will cause its officers to furnish Buyer and all such persons with such financial and operating data and other information with respect to the Assets and the Business as they may from time to time reasonably request.

            (b) Buyer shall hold and shall cause its employees, agents and other representatives to hold in strict confidence all documents and information concerning the Business to the extent and in accordance with the terms and conditions of the Confidentiality Agreement dated April 23, 1996, between Buyer and T&C; provided, however, that Sellers acknowledge that Buyer may disclose certain information regarding the Business, this Agreement and the transactions contemplated hereby to Buyer's lenders or in connection with the public or private offering of Buyer's securities to the extent required by federal and state securities laws, in either case, in connection with Buyer's financing of the transactions contemplated by this Agreement and the provision of a line of credit to Buyer from its lenders.

            (c) For a period of at least six (6) years following the Closing Date, Buyer shall retain, at Buyer's sole expense, the books, records and other data of the Business transferred pursuant to Section 1.1(a). During such period, Buyer shall afford to Sellers, their counsel and accountants, during normal business hours, reasonable access to such books, records and other data. Following the expiration of such six-year period, Buyer may dispose of any such books, records and other data; provided, however, that before disposing of any such materials it shall first notify T&C and permit T&C, at its sole expense, to remove such materials.

            (d) Buyer shall, at the request of any Seller, (i) provide reasonable assistance in the collection of information or documents and (ii) make Buyer's employees available when reasonably requested by Sellers in connection with claims or actions brought by or against third parties based upon events or circumstances concerning Excluded Liabilities. After the Closing Date, Buyer agrees to make available to Sellers for inspection and copying at Sellers' expense, at reasonable times upon request therefor, any records and documents relating to the Business and the Assets which, at the time of such request, are in Buyer's possession or control. In addition, Buyer agrees to make available to Sellers such financial data and other information relating to the Business and the Assets, and will make available such employees of the Business employed by Buyer, as Seller shall from time to time reasonably request to permit Seller to prepare any Tax Returns and in connection with any governmental examination of Tax Returns relating to the Business or the Assets for the periods prior to the Closing Date. Buyer's reasonable expenses in connection therewith shall be reimbursed by Sellers.

            (e) After the Closing Date, Sellers agree to make available to Buyer for inspection and copying at Buyer's expense, at reasonable times upon request therefor, any records and documents relating to the Business and the Assets retained by Sellers which, at the time of such request, are in any Seller's possession or control. In addition, Sellers agree to provide reasonable assistance in the collection of information or documents and make available to Buyer any financial data and other information retained by any Seller relating to the Business and the Assets, and will make available such former employees of the Business that at the time shall be employed by any Seller, as Buyer shall from time to time reasonably request, in connection with claims or actions brought by or against third parties based on events or circumstances concerning the Assets or the Business or the Assumed Liabilities and to permit Buyer to prepare any Tax Returns and in connection with any governmental examination of Tax Returns relating to the Business or the Assets for periods from and after the Closing Date. Sellers' reasonable expenses in connection therewith shall be reimbursed by Buyer.

            (f) Prior to the Closing, Sellers agree to make their respective Employees available for reasonable periods of time in order to assist Buyer in its efforts to obtain the financing for the purchase of the Assets; provided, however, that the assistance provided by such

Employees in Buyer's financing efforts shall not unduly interfere with the normal duties and responsibilities of such Employees to operate the business of Sellers.

      5.3 Cooperation.

            (a) Subject to the proviso contained in Section 5.5 hereof, upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, the Seller Agreements and the Buyer Agreements and shall use its reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

            (b) Sellers shall use all reasonable efforts to provide to Buyer all information concerning the Business reasonably requested by Buyer for inclusion in Buyer's registration statement on Form S-1 in connection with the registration by Buyer under the Securities Act of debt or other offering memorandum for the public or private offering by Buyer of such debt as contemplated by Section 4.6.

            (c) Sellers shall cooperate with Buyer and take all actions reasonably requested by Buyer in connection with (i) the planning for the consolidation of certain of Sellers' plants and (ii) the financings contemplated by Section 4.6 of the Agreement; provided, however, that (x) Sellers shall not incur (except as specifically set forth to the contrary herein) any out-of-pocket costs or expenses and (y) Sellers shall not be obligated to comply with Buyer's requests if Sellers deem such actions to be otherwise inconsistent with Sellers' business needs or Sellers reasonably determine that such actions will have a material adverse effect on the Business or will unreasonably interfere with the regular duties and responsibilities of Sellers' employees to operate Sellers' business.

            (d) Upon reasonable notice by Buyer, Sellers agree to cooperate with Buyer and its lender in connection with the transfer of Consigned Gold by providing access to such gold and the relevant books and records of the Business and performing all tasks that may be reasonably requested by Buyer in connection therewith.

            (e) In the event (i) Buyer or any Seller, as the case may be, is unable to obtain, prior to the Closing, any consents, approvals, waivers or other authorizations to transfer to Buyer any Asset or with respect to the Leases (other than the Kentucky Lease) and (ii) Buyer elects to waive Section 7.3(b) hereof with respect to such consent, approval, waiver or other authorization and to consummate the transactions contemplated hereby, Buyer and Sellers shall cooperate with each other in order to obtain such consents, approvals, waivers or other authorizations at the earliest practicable date.

      5.4 Public Announcements. Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any national securities exchange.

      5.5 Hart-Scott-Rodino Filing. Each of the parties hereto has filed a Notification and Report Form under the HSR Act in connection with the transactions contemplated by this Agreement, and shall use its respective best efforts to take promptly all other actions and do all other things necessary and proper to avoid or eliminate any impediment under any antitrust law that may be asserted by any government antitrust authority or any other party to the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement and to comply with its obligations under the FTC Interim Agreement and to secure an FTC Final Order; provided, however, that notwithstanding the foregoing, Buyer shall not be required to agree to take or refrain from taking any further action or to make any agreement with any governmental agency or authority or any other party (other than the FTC Interim Agreement) that Buyer, in its sole and absolute discretion, believes may be detrimental to the Business or its business plan. The filing fee applicable to the Notification and Report Forms to be filed by Sellers and Buyer pursuant hereto was borne by Sellers; provided, that upon consummation of the transactions contemplated by this Agreement, Buyer shall promptly reimburse Sellers for such amount. Except for the foregoing, Buyer and Seller's shall each be solely responsible for their respective costs and expenses including legal fees and other charges incurred in connection with the filing of the Notification and Report Form, the FTC Interim Agreement and the FTC Final Order and all proceedings in connection therewith Each of the parties hereto shall comply with the FTC Interim Agreement and the FTC Preliminary Order, a form of which is attached hereto as Schedule 5.5.

      5.6 Post Closing Confidentiality. After the Closing, each Seller on behalf of its self and its respective affiliates and subsidiaries agrees to maintain the confidentiality of all confidential or proprietary information of the Business and agrees not to, directly or indirectly, disclose any confidential or proprietary information related to the Business or use or appropriate for its own benefit or for the benefit of any other person or entity, any confidential or proprietary information of the Business, including without limitation, any information relating to the Business or customers except to the extent that disclosure of any portion thereof is required by law or determined to be necessary to comply with any legal or regulatory order, regulation or requirement or to the extent the information becomes generally available to the public other than as a result of a disclosure by any Seller; provided, however, that Sellers shall first notify Buyer of any such disclosure and, if Buyer desires, shall cooperate with Buyer to seek approval to prevent or limit such disclosure. In addition, for a period of 12 months commencing on the earlier of
(i) November 30, 1997 or (ii) the date Buyer ceases to operate any facility in Massachusetts, none of the Sellers nor any of their respective affiliates shall hire or, directly or indirectly, solicit, induce or encourage any individual who is then an employee of Buyer or the Business or offer such employee employment with any Seller or any of their respective affiliates; provided, however, that the foregoing shall not apply to (a) employees whose employment has been terminated by Buyer and (b) after a period of at least thirty days since the termination of employment with Buyer or the Business, employees who have terminated their employment with Buyer.

      5.7 Environmental Assessment. As a condition precedent to the Buyer's obligation to purchase the Assets, the Buyer shall have the right to conduct a Phase I environmental site assessment (the "ESA"), of the Kentucky Property at Buyer's sole cost and expense by the date that is six weeks after the date hereof. Buyer will provide Sellers with a copy of the ESA within three (3) business days of receipt by Buyer from the consulting firm conducting the ESA. If the ESA reveals the presence of Hazardous Materials reasonably likely to result in Environmental Liabilities which could have a material adverse effect on the Business, Buyer may notify the Sellers in writing within two (2) days of receipt of the ESA and the parties shall have two (2) days to discuss a resolution thereto (the "Consultation Period"). If the parties cannot reach an acceptable resolution thereto upon the expiration of the Consultation Period, either party may terminate this Agreement by written notice to the other within two (2) days of expiration of the Consultation Period. If Buyer fails to object to such presence of Hazardous Materials disclosed in the ESA within two
(2) days of receiving the ESA or fails to terminate this Agreement within two
(2) days of the expiration of the Consultation Period, this Section 5.7 shall be null and void and of no further force and effect.

      5.8 Temporary Leases and Subleases. To the extent the operations (the "Short Term Operations") conducted at the Owned Property and the Leased Property are not combined with the operations (i) conducted at the Kentucky Property or
(ii) conducted at any other properties held by Buyer as of the Closing Date, Buyer and Sellers shall, at Buyer's option, enter into appropriate lease and/or sublease agreements containing the terms and conditions set forth on Exhibits "B" and "C" hereto to continue the Short Term Operations at their present locations. Sellers agree that such lease and/or sublease agreements shall provide Buyer the use of the manufacturing and administrative facilities currently used in the Business on the terms set forth on Exhibits B and C hereto.

      5.9 CJC Agreement. Buyer shall promptly notify Sellers in writing of any proposed amendment, waiver, or other modification (each, a "Proposed Amendment") of the CJC Agreement (as such term is defined in Section 7.1 below) after the date hereof that could reasonably be likely to cause a delay in the Closing beyond January 31, 1997, or otherwise affect Buyer's ability to close the transactions contemplated hereby in accordance with the terms hereof by such date. Sellers shall have the right, but not the obligation, to terminate this Agreement if (i) Sellers object to such Proposed Amendment in writing to Buyer within 10 business days of Sellers' receipt of Buyer's notice of such Proposed Amendment, stating Sellers' reason(s) for such objection, and (ii) such Proposed Amendment is effected despite Sellers' objection. Sellers may exercise this termination right by providing written notice to Buyer no later than 10 business days after Sellers are notified of the effectuation of the Proposed Amendment, assuming Sellers had previously objected to it.

      5.10 Update of Schedules. From time to time not later than the tenth
(10th) day prior to the scheduled Closing Date, Sellers shall have the right (and the obligation) to update or amend in any respect its disclosure of any matter set forth or permitted to be set forth in the Schedules hereto to the extent that such matter was unknown to any officer of any Seller on the date hereof after reasonable due diligence with respect thereto, which fact shall be certified by an executive officer of such Seller. If the information in any such update or amendment could materially adversely affect the Business or Assets or the rights and obligations of Buyer (when compared with the matters set forth in the Schedules immediately prior to such update or amendment) as determined in good faith by Buyer, then Buyer may terminate this Agreement by notice to Sellers not later than the fifth (5th) day prior to the scheduled Closing Date (or later if any such updates occur within ten (10) days of the Closing Date) or, at Buyer's sole option, delay the Closing Date for up to ten (10) days until such date as Buyer concludes for the purpose of making a determination as to whether such update or amendment could materially adversely affect the Business or Assets or the rights and obligations of Buyer. If Buyer fails to terminate this Agreement, the schedules as of the Closing Date shall be deemed to be the schedules as so updated. The parties acknowledge that an update or amendment to the Schedules may contain information relating to provisions of this Agreement that are currently not the subject of exceptions or other disclosures set forth in the Schedules or otherwise provided to Buyer. In such event the affected provisions shall be deemed to be modified by the updated and amended information contained in the revised Schedules.

      5.11 Audit; Delivery of Financial Statements.

            (a) Sellers have delivered the final, audited balance sheet of the Business as at February 27, 1994, February 26, 1995 and February 25, 1996 and the related statements of operations and cash flows for the period then ended, and the final, audited balance sheet of the Business as at August 25, 1996 and the related statements of income and cash flows for the six months then ended. Upon receipt by Buyer of written evidence thereof, the incremental reasonable cost of such audit, to the extent attributable to the additional procedures required to be performed by such accountants in order to perform the audit of the Business only over and above their prior review of Sellers' financial statements for such years, shall be borne equally by Buyer, on the one hand, and by Sellers, on the other hand; provided, however, that upon consummation of the transactions contemplated by this Agreement, Buyer shall promptly reimburse Sellers for the portion of such incremental costs previously paid by them.

            (b) [Intentionally Omitted.]

            (c) [Intentionally Omitted.]

            (d) Sellers' independent accountants have reviewed the unaudited balance sheets of the Business as at February 28, 1993 and February 29, 1992 and the related statements of income. On or prior to the Closing Date, such accountants shall deliver an accountant's review letter or other form of letter to Buyer stating that, based upon their review, they are not aware of any material modifications to such financial statements that would be necessary in order for such financial statements to be in conformity with GAAP, or such other conclusions or information as shall be reasonably requested by Buyer's underwriters or placement agents in connection with the financing contemplated in this Agreement. Buyer shall pay Sellers' independent accountants (i) their reasonable fees in connection with the work described in this paragraph (d) plus
(ii) $13,000 associated with the work performed by such accountants with respect to the financial statements of the Business for the fiscal quarter ended May 1996.

            (e) [Intentionally Omitted.]

      5.12 Non-Competition. (a) Neither any Seller nor any entity affiliated (within the meaning of the Securities Act) with Sellers (other than Gold Lance) shall, for a period of five years commencing on the Closing Date and ending on the fifth anniversary thereof, directly or indirectly:

                  (i) engage, directly or indirectly, in any managerial, administrative, advisory, operational or sales activities in a Restricted Business anywhere in the Restricted Area; or

                  (ii) organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area.

            (b) Nothing contained in this Section 5.12 shall prohibit or otherwise restrict any Seller or any entity affiliated with it from acquiring or owning, directly or indirectly, for investment or other legitimate business purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and such member (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than 5% of any class of equity securities of such entity or
(ii) such entity is not a public entity and no affiliate of any Seller (A) is a controlling Person of, or a member of a group that controls, such entity and (B) owns, directly and indirectly, no more than 10% of any class of equity securities of such entity.

            (c) For purposes of this Section 5.12:

                  (i) "Restricted Business" means the manufacture or sale of scholastic, licensed sports, and logo recognition products including, without limitation, jewelry, commemorative and graphics products in such businesses.

                  (ii) "Restricted Area" means the United States.

            (d) The parties hereto acknowledge that the covenants and restrictions contained in this Section 5.12 are reasonable. The parties agree that the Buyer shall have the right and remedy to have this Section 5.12 specifically enforced, it being agreed that any breach or threatened breach of this Section 5.12 would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

      5.13 Dallas Graphics Plant. Sellers shall indemnify and hold harmless Buyer from and against any liability, cost or expense in connection with the consolidation of the operations of the Dallas Graphics Plant, including any such liability, cost or expense arising from the WARN Act and comparable state laws.

                                   ARTICLE VI

                       PERSONNEL, EMPLOYMENT ARRANGEMENTS
                              AND EMPLOYEE BENEFITS

      6.1 Personnel. Effective as of the Closing, Buyer shall offer employment to (a) all active employees of Balfour set forth on Schedule 6.1 hereto (including those on short-term disability (who return to active employment within 90 days of the Closing), temporary leave and temporary lay-off, but excluding employees hired on a temporary basis) engaged by Balfour in plant operations at the plants of the Business as of the Closing ("Employees"), provided that Employees on short-term disability, temporary leave and temporary lay-off shall be offered employment in their same status, and (b) all non-plant staff Employees and corporate staff Employees, in each case at compensation and benefit levels substantially equivalent to their present levels. Such offers shall be outstanding for at least ten days. Employees who accept offers of employment made by Buyer pursuant to this Section 6.1 shall be referred to hereinafter as the "Transferred Employees." The term "Transferred Employees" shall not include (i) any former employees of any Seller who are hired pursuant to an offer made after the expiration of the offer made by Buyer under this
Section 6.1, (ii) employees formerly engaged in operations at the Dallas Graphics Plant of the Business other than such employees transferred to Louisville, Kentucky. Sellers shall assist Buyer in effecting the change of employment of the Transferred Employees as of the Closing in an orderly fashion.

      6.2 401 (k) Plan.

            (a) The Transferred Employees shall be eligible to commence participation in a defined contribution plan established and maintained by Buyer (the "Buyer 401 (k) Plan") which shall be effective no later than 60 days after the Closing Date and which is intended to be qualified under Sections 401(a) and 401(k) of the Code, such eligibility to be effective immediately upon the effective date of Buyer 401 (k) Plan.

            (b) Sellers shall cause Transferred Employees who are participants in the Town & Country Corporation 401(k) and Profit Sharing Plan (the "Seller 401 (k) Plan") to be fully vested as of the Closing Date. As of the Closing Date, Seller 401 (k) Plan shall be liable for payment of such account balances in accordance with the terms of Seller 401 (k) Plan.

            (c) Buyer shall cause each Transferred Employee to be given full credit for service with Sellers (as defined in Seller 401(k) Plan) for purposes of eligibility and vesting in Buyer 401(k) Plan. Buyer 401(k) Plan shall permit rollovers of distributions made from Seller 401(k) Plan at the election of each Transferred Employee. As soon as practicable after the Closing Date, Buyer shall receive from Sellers such pertinent data or information as Buyer may reasonably require to determine the Transferred Employees' service with Sellers as of the Closing.

      6.3 Other Seller Welfare Benefit Plans.

            (a) As of the Closing Date, Buyer shall take such actions so that Transferred Employees and their dependents shall commence participation in the "employee welfare benefit plans" to be established by Buyer (the "Buyer Welfare Plans"), which are comparable to Sellers' "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) associated with the Business (the "Seller Welfare Plans"); provided, that Buyer may increase the rates of contribution by the Transferred Employees to cover increased costs. Sellers shall remain responsible and liable for claims under the Seller Welfare Plans of Transferred Employees and their eligible dependents incurred prior to the Closing Date under the Seller Welfare Plans; provided, however, that Buyer shall reimburse Sellers for the first $200,000 in the aggregate of claims incurred prior to the Closing Date that are made on or after the Closing Date upon written evidence thereof from Sellers to Buyer, setting forth the amount and a description of such claim(s) in reasonable detail. Buyer shall be responsible and liable for claims of Transferred Employee and their eligible dependents under the Buyer Welfare Plans incurred on and after the Closing Date.

            (b) The Seller Welfare Plans shall not be liable for payment of expenses incurred by eligible Transferred Employees or their eligible dependents, except as otherwise provided by this Section 6.3. The Seller Welfare Plans shall be liable for the payment of benefits to eligible Transferred Employees and their eligible dependents for claims made prior to the Closing Date.

            (c) Each Buyer Welfare Plan or Plans which provides medical, health and dental care benefits to Transferred Employees (the "Buyer Medical Plans") shall credit service with Sellers toward any coverage waiting period, maintain only the pre-existing conditions under the applicable Seller Welfare Plans and waive actively-at-work requirements, and shall provide that any expenses incurred before the Closing Date by a Transferred Employee (and his or her eligible dependents) during the calendar year of the Closing shall be taken into account for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions, and applicable annual and/or lifetime maximum benefit limitation of the Buyer Medical Plans.

            (d) Buyer shall assume, on and as of the Closing Date, the liability described on Schedule 6.3(d) for post-retirement benefits payable under Seller Welfare Plans to employees of Balfour who terminated employment with Balfour prior to the Closing Date and are eligible for post-retirement benefits pursuant to the terms of the applicable Seller Welfare Plans as of the Closing Date.

            (e) If any Transferred Employee (other than such Transferred Employee set forth on Schedule 6.3(e), whose severance shall be treated as set forth on such schedule), is terminated by Buyer within eighteen months of the Closing Date for any reason not attributable to such Transferred Employee's conduct or job performance, Buyer shall provide such Transferred Employee with the amount of severance pay that would have been provided to such Transferred Employee under Balfour's severance program as if such employee had been terminated on the Closing Date. The full amount of Balfour's accrued severance obligations for the Transferred Employees in Massachusetts shall be set forth on Sellers' statement containing the Estimated Working Capital and the Statement of Net Working Capital, and Buyer shall return unused funds to Balfour within eighteen months after the Closing Date. Sellers represent and warrant to Buyer that the severance accruals to be set forth on Sellers' statement of Estimated Working Capital will be adequate.

      6.4 Limitations. Nothing contained in Sections 6.2 and 6.3 is intended to confer any rights to any third party nor limit the ability of the Buyer to amend or terminate any employee benefit plan after the Closing Date.

      6.5 Vacation. With respect to Transferred Employees, Buyer shall continue in effect the vacation policy of Balfour with respect to the Business that is in effect on the day before the Closing Date (the "Business Vacation Policy") for the remainder of the calendar year in which the Closing occurs but thereafter reserves the right to change such policy. The Business Vacation Policy is set forth in Schedule 6.5.

      6.6 Payroll Issues. At the request of Sellers made any time after Closing, Buyer shall, in a timely manner, provide Sellers with the information in Buyer's possession that Sellers deems necessary for Sellers to complete any Internal Revenue Service filing, including IRS W-2 Forms and insurance premium reports, with respect to each individual whose employment with the Business terminated prior to the Closing Date.

      6.7 Worker Adjustment and Retraining Notification Act. Upon reasonable written request by Buyer and at Buyer's expense, Sellers shall provide appropriate notice (including renewal notices) pursuant to the Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101, et seq.) (the "WARN Act") with respect to employees Buyer expects to terminate less than 60 days after the Closing Date. With respect to any other plant closings by Sellers for which notice has not been provided by Buyer in accordance with the preceding sentence (including the Dallas Graphics Plant) prior to the Closing Date, Sellers shall have complied with the WARN Act and all comparable state laws and shall indemnify and hold harmless Buyer from and against any liability, cost or expense in connection therewith. Buyer and Sellers shall each comply with the WARN Act and any comparable state law.

      6.8 Employee Rights. Nothing herein expressed or implied shall confer upon any employee of Sellers, any Transferred Employee, any other employee or any legal representative thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

      7.1 General Conditions. The obligations of each party hereto to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby.

            (b) The waiting period applicable to the transactions contemplated hereby pursuant to the HSR Act shall have expired or been terminated. The Interim Agreement shall have been executed, and each of Buyer and Sellers shall be in compliance therewith.

            (c) Buyer shall concurrently with the consummation of the transactions contemplated by this Agreement, consummate the transactions contemplated by the Agreement, dated as of May 20, 1996, as amended as of the date hereof, and as further amended (if at all) in accordance with the provisions set forth in Section 5.9 hereof, by and among Buyer, as buyer, and CJC Holdings, Inc. ("CJC") and CJC North America, Inc., as sellers (as so amended, the "CJC Agreement") on substantially the same terms as set forth in the CJC Agreement.

      7.2 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) Buyer shall have performed its obligations required under this Agreement to be performed by it at or prior to the Closing and the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that a different time is specifically stated in such representations and warranties), and Buyer shall have delivered to Sellers on the Closing Date a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect.

            (b) Sellers shall have received the Purchase Price and the documents referred to in Section 2.3.

            (c) All necessary approvals, consents or orders of all administrative agencies or government authorities which have jurisdiction over Buyer or the Business to the assignment of the Assets shall have been obtained upon terms and conditions reasonably satisfactory to Sellers.

      7.3 Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) Each Seller shall have performed its obligations required under this Agreement to be performed by it at or prior to the Closing and, the representations and warranties of Seller contained in this Agreement (as amended pursuant to Section 5.10) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that a different time is specifically stated in such representations and warranties), and each Seller shall have delivered to Buyer on the Closing Date a certificate of an authorized officer of such Seller, dated the Closing Date, to such effect.

            (b) Buyer shall have received the documents referred to in Section 2.2.

            (c) No material casualty, loss or damage shall have occurred prior to the Closing to any Assets unless Sellers shall have either repaired or replaced such lost or damaged property, all to the reasonable satisfaction of Buyer.

            (d) All necessary approvals, consents or orders of all administrative agencies or government authorities which have jurisdiction over Sellers or the Business to the assignment of the Assets shall have been obtained upon terms and conditions reasonably satisfactory to Buyer.

            (e) Buyer shall have obtained the financing contemplated in Section
4.6 hereof. Such financing shall be available and shall, together with the equity contribution referred to in Section 4.6 hereof, be sufficient for the purchase of the Assets and to purchase the assets of CJC as contemplated by the CJC Agreement.

            (f) [Intentionally Omitted.]

            (g) [Intentionally Omitted.]

                                  ARTICLE VIII

                                   TERMINATION

      8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

            (a) by mutual consent of Buyer and Sellers;

            (b) by Buyer pursuant to (i) the proviso contained in Section 5.5 above or (ii) Section 5.11(c) above, or by Sellers (i) pursuant to Section 5.9 above or (ii) in the event the CJC Agreement is terminated in accordance with its terms;

            (c) by either Sellers or Buyer, by notice to the other, if the Closing shall not have occurred by January 31, 1997, or earlier, if the parties mutually agree that the transactions contemplated herein can no longer be accomplished under the economic terms contemplated;

            (d) by Sellers or by Buyer, by notice to the other, if on the date scheduled for Closing any order shall have been entered restraining or prohibiting consummation of the transactions contemplated hereby;

            (e) by Buyer, without affecting any of its other rights hereunder at any time after the Closing Date, if it is prepared to tender full performance of its obligations hereunder on the Closing Date and any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived; or

            (f) by Seller, without affecting any of its other rights hereunder at any time after the Closing Date, if it is prepared to tender full performance of its obligations hereunder on the Closing Date and any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived.

      8.2 Notice of Termination. Written notice of any termination under clauses
(b), (c), (d), (e) or (f) of Section 8. 1, stating the grounds therefor, shall be given by the party entitled to give such notice.

      8.3 Effect of Termination. Except for Sections 5.2(b), 5.4 and 10.1 and for liability for breaches of this Agreement, upon the termination of this Agreement pursuant to Section 8. 1, this Agreement shall forthwith become null and void.

                                   ARTICLE IX

                           SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES, INDEMNIFICATION

      9.1 Survival. The representations and warranties of Sellers and Buyer herein shall survive the execution and delivery hereof and the Closing hereunder, and shall thereafter terminate and expire fifteen (15) months after the Closing Date with respect to any theretofore unasserted claim relating to or arising out of any Sellers' breach of any representation or warranty contained in Section 3 or Buyer's breach of any representation or warranty contained in
Section 4, except (i) that Sellers' representations and warranties as to title contained in Sections 3.1, 3.7 and 3.8 shall continue indefinitely and (ii) that Sellers' representation contained in the final sentence of Section 3.31 shall not survive the Closing. The period of survival of the representations and warranties as contemplated by this Section 9.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period; provided, however, that such expiration shall not include, extend or apply to any representation or warranty, the breach of which shall have been asserted in a written notice before such expiration, such notice to specify (in reasonable detail) the matter which gives rise to the breach, the nature of the breach and the amount claimed in respect thereof. The covenants and agreements of the parties herein and in the other documents and instruments contemplated hereby shall survive the Closing and shall continue in full force and effect forever, except as otherwise explicitly limited by their terms.

      9.2 Indemnification by Seller. Sellers hereby jointly and severally agree to indemnify, save and hold harmless Buyer, its successors and permitted assigns and all of its officers, directors, stockholders, agents and employees from and against any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges or costs, including reasonable attorney's fees and expenses and costs of investigation (collectively, the "Damages") arising from (a) the Excluded Liabilities, (b) the breach of any covenant or agreement of any Seller contained herein and (c) any inaccuracy or breach of any representation or warranty of any Seller in this Agreement or in any other agreement or certificate or other writing delivered pursuant hereto.

      9.3 Indemnification by Buyer. Buyer hereby agrees to indemnify, save and hold harmless Sellers, their respective successors and permitted assigns and all of their respective officers, directors, shareholders, agents and employees from and against any Damages arising from (a) the Assumed Liabilities, (b) the breach of any covenant or agreement of Buyer contained herein, and (c) any inaccuracy or breach of any representation or warranty of Buyer in this Agreement or in any other agreement or certificate or other writing delivered pursuant hereto.

      9.4 Limitation of Liability. For purposes of this Article IX, all Damages shall be computed net of (a) any insurance proceeds actually received from insurance for the event or occurrence giving rise to the Damages, and (b) any amounts actually received, from any third parties based on claims related to the event or occurrence giving rise to the Damages that the indemnified party has against such third parties, which reduce the Damages that would otherwise be sustained; provided, however, that no indemnified party shall have any obligation to pursue such recoveries under such insurance or against such third parties, and provided, further, however, that, in all cases, the timing of the receipt or realization of insurance proceeds or recoveries from third parties, the amount of increased costs of insurance arising from the payment or collection of such insurance proceeds, and the costs of collection shall be taken into account in determining the amount of reduction of Damages. If any indemnifying party pays to the indemnified party any Damages under this Article IX and the indemnified party subsequently recovers from some other person any sum in respect of any matter giving rise to the relevant claim, the indemnified party shall repay to the indemnifying party the lesser of (a) the amount paid by the indemnifying party to the indemnified party and (b) the sum recovered from such other person. No indemnified party hereunder shall be entitled to seek indemnification from an indemnifying party until and unless the aggregate of all claims for indemnification by the indemnified party exceeds $150,000, in which event the indemnifying party shall only be liable for the excess over such amount. In no event shall the aggregate liability of any indemnifying party to indemnify, save and hold harmless any indemnified party hereunder exceed $7,500,000.

      9.5 Notice and Right to Defend. The Sellers, on the one hand, and the Buyer, on the other hand, hereto agree to give prompt notice to the other of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that the failure to give such notice to the indemnifying party shall not relieve the indemnifying party of any liability that it may have to an indemnified party except to the extent that the indemnifying party shall have been materially prejudiced in its ability to defend the claim, suit, action or proceeding for which such indemnity is sought by reason of such failure. The indemnifying party shall have the right to assume the defense of any third-party claim, suit, action or proceeding in respect of which indemnity hereunder is sought by giving prompt notice to the indemnified party. In the event that the indemnifying party elects to assume the defense of such claim, suit, action or proceeding, the indemnifying party shall promptly retain counsel reasonably satisfactory to the indemnified party. The indemnified party shall have the right to employ its own counsel in any such claim, suit, action or proceeding, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (a) the employment of such counsel shall have been authorized by the indemnifying party, (b) the indemnifying party shall not have promptly retained counsel reasonably satisfactory to the indemnified party to take charge of the defense of such claim, suit, action or proceeding; (c) the indemnified party shall have concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or (d) the resolution of the matter being contested may, in the reasonable judgment of the indemnified party, have a material adverse effect on the indemnified party's business, in which event such fees and expenses shall be borne by the indemnifying party. If an indemnifying party elects to assume the defense of any such claim, suit, action or proceeding, (i) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent, and (ii) the indemnifying party shall have no liability for any settlement or compromise by the indemnified party with any third party relating to any such claim, suit, action or proceeding effected without the prior written consent of the indemnifying party. Notwithstanding the foregoing, if an indemnified party determines that there is a reasonable possibility that any such claim, suit, action or proceeding may adversely affect it or its business or any of its subsidiaries or affiliates, such indemnified party may, by written notice to the indemnifying party assume the exclusive right to defend such claim, suit, action or proceeding.

            If the indemnifying party fails to give written notice to the indemnified party of its election to assume the defense of any claim, suit, action or proceeding for which it is called upon to indemnify an indemnified party pursuant to this Article IX within thirty (30) days after the indemnified party gives notice to the indemnifying party of the commencement of such claim, suit, action or proceeding, the indemnifying party shall be bound by any determination made in any such claim, suit, action or proceeding or compromise or settlement thereof effected by the indemnified party.

      9.6 Remedies Exclusive. The remedies provided in this Article IX shall be the sole and exclusive remedies, and shall preclude assertion by an indemnified party of any other rights or the seeking of any and all other remedies against an indemnifying party, for claims based on any breach of any representation or warranty contained in this Agreement.

                                    ARTICLE X

                              ADDITIONAL COVENANTS

      10.1 No Disposition. Until the date of the FTC Final Order, each of T&C and Gold Lance shall not, and T&C shall cause Gold Lance not to, sell, dispose of, lease, sublease, distribute or enter into discussions or negotiate with any party for the sale or other distribution of, or enter into any agreement, arrangement or commitment, whether oral or written, directly or indirectly, or enter into discussions or negotiations with any party with respect to any such agreement, arrangement or commitment for the sale, disposition, leasing, subleasing, distribution or other transfer of any direct or indirect interest in
(i) any capital stock of Gold Lance or (ii) any asset of Gold Lance, other than sales of inventory in the ordinary course of Gold Lance's business and sales or dispositions of obsolete assets that, individually and in the aggregate with all other such sales or dispositions, are not material to Gold Lance.

      10.2 Employees. For a period of 12 months commencing on the Closing Date, neither Gold Lance nor any of its affiliates shall hire or, directly or indirectly, solicit, induce or encourage any individual who is then an employee of Buyer or the Business or offer such employee employment with Gold Lance or any of its affiliates; provided, however, that the foregoing shall not apply to
(a) employees whose employment has been terminated by Buyer and (b) after a period of at least thirty days since the termination of employment with Buyer or the Business, employees who have terminated their employment with Buyer.

      10.3 Non-Compete. Gold Lance agrees that for a period of 18 months following the Closing Date, neither it nor any of its affiliates will sell, offer to sell, or seek to obtain the right to sell or distribute any products manufactured or distributed by it or under its name or trademarks to any school or other educational institution to or in which Balfour has sold or distributed products during the past year or currently sells or distributes or has been granted the right to sell or distribute any products. The parties hereto acknowledge that the covenants and restrictions contained in this Section 10.3 are reasonable. The parties agree that the Buyer shall have the right and remedy to have this Section 10.3 specifically enforced, it being agreed that any breach or threatened breach of this Section 10.3 would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 Expenses, Taxes. Except as otherwise specifically set forth herein, each party shall pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby (other than any excise, sales, use or transfer taxes or any other such taxes which are payable or arise as a result of execution of this Agreement or the transfer of Assets to Buyer pursuant to this Agreement, which shall be paid by Sellers).


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

      11.2 Further Assurances. From time to time after the Closing and without further consideration, (i) Sellers, upon the request of Buyer and at Sellers' expense, shall, subject to applicable law, execute and deliver such documents and instruments of conveyance and transfer as Buyer may reasonably request in order to consummate more effectively the purchase and sale of the Assets as contemplated hereby and to vest in Buyer title to the Assets transferred hereunder and (ii) Buyer, upon the request of Sellers and at Buyer's expense, shall, subject to applicable law, execute and deliver such documents and instruments of assumption as Sellers may reasonably request in order to vest in Buyer obligations under the Assumed Liabilities. In addition to the actions, contracts and other agreements and documents and other papers specifically required to be taken or delivered pursuant to this Agreement, each of the parties hereto shall execute such contracts and other agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

      11.3 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or upon receipt after dispatch by registered or certified mail, postage prepaid, or overnight courier services, addressed, as follows:

            If to Sellers or Gold Lance to:

                  Town & Country Corporation
                  25 Union Street
                  Chelsea, Massachusetts  02150
                  Attention:  C. William Carey, Chairman
                  Telephone:  (617) 884-8500
                  Telecopy:  (617) 889-6707

            with a copy to:

                  Kevin Dennis, Esq.
                  Goodwin, Procter & Hoar, LLP
                  Exchange Place
                  Boston, Massachusetts  02109
                  Telephone:  (617) 570-1000
                  Telecopy:  (617) 523-1231

            If to Buyer to:

                  Mr. David B. Pittaway
                  Castle Harlan, Inc.
                  150 East 58th Street
                  New York, New York  10155
                  Telephone:  (212) 644-8600
                  Telecopy:  (212) 207-8042


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

            with a  copy to:

                  Janet C. Walden, Esq.
                  Schulte Roth & Zabel LLP
                  900 Third Avenue
                  New York, New York 10022
                  Telephone:  (212) 756-2495
                  Telecopy:  (212) 593-5955

or such other address as the person to whom notice is to be given has furnished in writing to the other party. A notice of change in address shall not be deemed to have been given until received by the addressee.

      11.4 Headings; Interpretation. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless otherwise specified, references in this Agreement to Sections, Articles and Schedules are to Sections and Articles of, and Schedules to, this Agreement.

      11.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      11.6 Succesors and Assigns. This Agreement, and each party's rights and obligations hereunder, shall be binding upon each of such party's successors (including, without limitation, any successor or to all or any substantial portion of such party's assets or business, by operation of law or otherwise) and permitted assigns. No party shall assign this Agreement in whole or in part without the prior written consent of the other party; provided, however, that Buyer may assign its rights and obligations hereunder or any portion thereof to one or more wholly-owned subsidiaries of Buyer. Any assignment made or attempted in violation of this Section 12.6 shall be void and of no effect.

      11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and (b) other than as provided in Sections 9.2 or 9.3, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      11.9 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

      11.10 Bulk Sales Laws. The parties hereby waive compliance with the Bulk Sales Laws of any state or territory in which the Assets are located or in which operations relating to the Business are conducted. Sellers jointly and severally shall defend, indemnify and hold Buyer harmless from any liability, damage, cost or expense relating to such non-compliance.

      11.11 Amendment. This Agreement may be amended by the parties at any time but only by an instrument in writing signed by Buyer and Sellers; provided, however, that the provisions of Article X and this Article XI may be amended only by an instrument in writing signed by all parties hereto.

      11.12 Waiver. Either Sellers, on the one hand, or Buyers, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of the other party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

                              TOWN & COUNTRY CORPORATION,
                               Seller


                              By: /s/ C. William Carey
                                  ----------------------------------------------
                              Name:  C. William Carey
                              Title: Chairman and CEO


                              L. G. BALFOUR COMPANY, INC., Seller


                              By: /s/ C. William Carey
                                  ----------------------------------------------
                              Name:  C. William Carey
                              Title: Chairman and CEO


                              GOLD LANCE, INC.
                              (Solely for Purposes of Articles X and XI hereof)


                              By: /s/ C. William Carey
                                  ----------------------------------------------
                              Name:  C. William Carey
                              Title: Chairman and CEO


                              SCHOLASTIC BRANDS, INC., Buyer


                              By: /s/ David B. Pittaway
                                  ----------------------------------------------
                              Name:  David B. Pittaway
                              Title: President


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